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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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United Natural Foods, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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November 8, 2018

DEAR FELLOW STOCKHOLDER:

        Thank you for your investment in United Natural Foods, Inc. and the trust you have placed in our Board of Directors to oversee our Company's long-term success.

Fiscal 2018 Highlights and SUPERVALU Acquisition

        Fiscal 2018 was a year of strong growth as sales passed the $10 billion mark for the first time in our history, increasing over 10% from the prior year. Adjusted earnings per share also grew by approximately 8% before the benefits of tax reform. These results demonstrate the success of our strategy and the capability of our team to execute on our plans.

        We are excited to have completed the acquisition of SUPERVALU Inc. in the first quarter of fiscal 2019. This transformational transaction brings together two great companies to create North America's premier food wholesaler. For UNFI, it effectively accelerated achievement of our "Build Out the Store" strategy. Together, these two companies provide an unmatched selection of products and services, greater scale, and enhanced technologies designed to enable all of our customers to better compete and succeed in a dynamic and ever-changing landscape. Integrating our two companies and realizing the benefits and synergies this combination is expected to provide is our top priority for our stockholders.

Enhancement of Our Corporate Governance Practices

        As part of continuing efforts to strengthen our corporate governance practices, and in connection with the acquisition of SUPERVALU, we made several enhancements to our corporate governance practices that are described in the enclosed proxy statement, including:

  •
  Thorough review and revision to our Board Committee Charters and Corporate Governance Principles;

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  Revisions and enhancements to a number of our corporate policies and processes affecting our Board and executive officers; and

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  Adjustments to our executive compensation program and policies to more closely align the interests of management with stockholders.

Commitment to Sustainability

        As outlined in our Social and Environmental Responsibility Policy, we have long been committed to incorporating environmentally sustainable and socially responsible practices into our business activities. The Nominating and Governance Committee of our Board now has direct oversight over our policies and strategies addressing environmental, social and governmental matters. More information about corporate responsibility and sustainability programs is included in the enclosed proxy statement.

        I encourage you to review this proxy statement, and to vote your shares promptly. Instructions for voting your shares are set out in the proxy statement. On behalf of our Board of Directors, and everyone at UNFI and SUPERVALU, thank you for your continued support of our Company.

Sincerely,

Steven L. Spinner, Chair of the Board and Chief Executive Officer

PLEASE VOTE. STOCKHOLDERS MAY VOTE THROUGH THE INTERNET, BY TELEPHONE OR BY MAIL. PLEASE REFER TO YOUR PROXY CARD OR THE NOTICE OF PROXY AVAILABILITY DISTRIBUTED TO YOU ON OR ABOUT NOVEMBER 8, 2018 FOR INFORMATION ON HOW TO VOTE THROUGH THE INTERNET, BY TELEPHONE OR BY MAIL.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Information

Tuesday, December 18, 2018, 4:00 p.m. E.S.T.

        You may attend the annual meeting via the Internet through a virtual web conference at www.virtualshareholdermeeting.com/unfi2018.

        The meeting will be a virtual-only meeting.

Items to be Voted On

  1.
  The election of eight nominees as directors to serve until the 2019 annual meeting of stockholders.

  2.
  The ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 3, 2019.

  3.
  The approval, on an advisory basis, of our executive compensation.

Record Date

        Only stockholders of record on our books at the close of business on Tuesday, October 23, 2018, will be entitled to vote at the annual meeting and any adjournments or postponements of the annual meeting.

Proxy Voting

        Your vote is important. If you do not attend the annual meeting, we encourage you to vote your shares via the Internet, by telephone or by completing, dating, signing and promptly returning your proxy card to us in the envelope provided. The proxy materials provide you with details on how to vote by these three methods. If you decide to attend the annual meeting through the Internet, you may revoke your proxy and cast your vote during the meeting.

Proxy Materials

        In accordance with rules approved by the Securities and Exchange Commission, we furnish proxy materials to our stockholders over the Internet. On or about November 8, 2018 we mailed to all stockholders of record as of the close of business on October 23, 2018, a notice containing instructions on how to access our Annual Report to Stockholders, which contains our audited consolidated financial statements for the fiscal year ended July 28, 2018; our proxy statement; proxy card; and other items of interest to stockholders on the Internet website indicated in our notice, at www.proxyvote.com, as well as instructions on how to vote your shares of common stock in connection with the annual meeting. That notice also provided instructions on how you can request a paper copy of our proxy materials and Annual Report to Stockholders if you desire.

By Order of the Board of Directors,

Jill E. Sutton, Esq.
 Chief Legal Officer, General Counsel and Corporate Secretary

November 8, 2018

Forward Looking Statements

        This proxy statement contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ from our expectations, estimates and projections, and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "might" and "continues," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expectations with respect to future performance and anticipated financial impacts of the business combination with SUPERVALU Inc., and the integration of the businesses. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside our control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) risks associated with increased leverage in connection with the consummation of the acquisition of SUPERVALU; (2) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of the combined company to grow and manage growth profitably and retain its key employees; and (3) other risks and uncertainties identified in our filings with the Securities and Exchange Commission ("SEC"). More information about other potential factors that could affect our business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC.

PROXY STATEMENT SUMMARY

For the Annual Meeting of Stockholders, December 18, 2018

VOTING MATTERS

	Board Recommendation	Page
Proposal 1—Election of Directors	FOR	13
Proposal 2—Ratification of Independent Auditor	FOR	62
Proposal 3—Say on Pay Resolution	FOR	63

BOARD OF DIRECTORS

        Our business and affairs are managed under the direction of the Board of Directors. The Board is currently comprised of eight (8) directors, six (6) of whom are independent.

        Information about our directors and the committees on which they serve is set forth below. Each director serves a one year term and has been nominated for re-election.

Name	Age	Director Since	Audit	Compensation	Nominating and Governance
Eric F. Artz Independent	51	Oct 2016	✓	✓	—
Ann Torre Bates Independent	60	Oct 2013		✓	—
Denise M. Clark Independent	60	Feb 2013	✓	—	✓
Daphne J. Dufresne Independent	46	Oct 2016	✓	—	✓
Michael S. Funk Co-Founder	64	Feb 1996	—	—	—
James P. Heffernan Lead Independent Director	72	Mar 2000	✓		—
Peter A. Roy Independent	62	June 2007	—	—
Steven L. Spinner Chair and Chief Executive Officer	58	Sept 2008	—	—	—

    Denotes Committee Chair

 GOVERNANCE HIGHLIGHTS

✓ Majority of directors are independent ✓ Annual elections of directors and majority voting policy	✓ Fully independent Audit, Compensation and Nominating and Corporate Governance Committees
✓ Recent updates to charters and policies	✓ Stock ownership guidelines for directors and executives, recently extended to include more senior officers
✓ Lead Independent Director, duties outlined in Governance Principles	✓ Board and committee self-evaluations
✓ Strong commitment to Board diversity	✓ Active stockholder engagement
✓ No poison pill	✓ Proxy access
✓ Shareholders with 25% ownership may call a special meeting	✓ Delaware forum selection clause

EXECUTIVE COMPENSATION HIGHLIGHTS

WHAT WE DO...	WHAT WE DON'T DO...
✓ Annual and long-term incentive compensation aligned with our financial performance	✕ No uncapped incentive compensation opportunities
✓ Independent compensation consultant	✕ No waivers of performance conditions
✓ Double-trigger change in control severance benefits
✓ Change in control agreements adjusted to market multiples and cover only executive officers and small group of preexisting officers	✕ No change-in control agreements expected to be extended beyond existing group
✓ Severance agreements limited to 1x multiple and to three-year terms (from unlimited terms), and cover only executive officers and a small group of pre-existing officers	✕ No severance agreements expected to be extended beyond existing group

✓

Employment agreement with Steven Spinner, and separate employment agreement with Sean Griffin, including stronger post-termination non-competes and non-solicitation clauses, as well as revised severance and change in control severance terms

✕ No gross-ups on severance or change in control payments
✓ Clawback policy, which was recently reviewed and strengthened	✕ No hedging or pledging
✓ Long-term performance targets	✕ No excessive perquisites
✓ Pre-established performance targets	✕ No supplemental retirement benefits
✓ Vesting through retirement on equity awards, proration in year of retirement to match service period

WHAT WE DO...	WHAT WE DON'T DO...
✓ Require employment and post-employment covenants (including non-compete, non-solicitation and assignment of intellectual property) for executive officers and certain other senior officers

HOW TO VOTE:

Phone	Internet before meeting	Mail	During the meeting
1-800-690-6903	www.proxyvote.com	Vote Processing c/o Broadridge 51 Mercedes Way, Edgewood, NY 11717	www.virtualshareholder meeting.com/unfi2018

HOW TO ATTEND AND ASK QUESTIONS IN THE MEETING:

  •
  Attend the annual meeting online, including to vote and/or to submit questions at www.virtualshareholdermeeting.com/unfi2018.

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  The annual meeting will begin at approximately 4:00 pm Eastern Standard Time, with log-in at 3:45 pm on Tuesday, December 18, 2018.

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  You may submit pre-meeting questions for the meeting in advance at www.proxyvote.com

  •
  You may submit live questions during the meeting at www.virtualshareholdermeeting.com/unfi2018 .

For more information about voting and attending the meeting, see "Information About the Meeting," beginning on page 69.

CORPORATE GOVERNANCE

Governance Highlights

        We are committed to best practices in corporate governance as appropriate in the best interest of our Company. Some of our key corporate governance practices are summarized below, with further information provided in this proxy statement.

  Independent Oversight

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  6 out of 8 director nominees are independent

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  Independent Lead Director with clearly defined and robust responsibilities

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  Regular executive sessions of independent directors at Board and Committee meetings

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  100% independent Board Committees, with strong Committee mandates that were recently updated

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  Active Board oversight of the Company's strategy and risk management

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  Board and Committees may hire outside advisors independent of management

  Board Skills and Qualifications

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  Regular Board refreshment and mix of tenure of directors, with a current recruitment process underway

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  Diverse backgrounds, ages and skill sets, with a view to making any updates as needed to continue to add value to the newly combined UNFI and SUPERVALU businesses

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  Diverse gender and ethnicity

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  Several directors have deep industry expertise

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  Annual Board and Committee self-evaluations, facilitated by a third party for 2018-2019 as part of the Board refreshment process

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  Mandatory retirement age of 75

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  Orientation program for new directors and ongoing director education programs for all directors

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  Limitations on other board memberships

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  Directors must notify the Chair in the case of any change in principal occupation or business association, and before accepting any new commitments involving other businesses, non-profit entities or governmental units

  Good Governance Practices

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  Comprehensive review and update of governance policies and Committee charters in October 2018, which will continue through 2019

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  Restrictions on hedging or pledging of Company stock by directors and executive officers

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  Recoupment ("clawback") policy for executives in the event of a financial restatement or inaccurate performance metrics, which was strengthened and expanded in October 2018

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  Director and executive stock ownership policies requiring meaningful levels of ownership, expanded to include more senior officers in October 2018

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  Long-standing commitment to sustainability and corporate social responsibility, now under direct oversight of the Nominating and Governance Committee

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  Stockholder engagement initiatives undertaken for governance policies and practices, with permanent outreach program established

  Stockholder Protections

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  Annual election of all directors

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  Majority vote and director resignation policy for directors in uncontested elections

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  Proxy access right for stockholders (3% ownership threshold continuously held for 3 years/2 director nominees or 20% of the Board/20 stockholder aggregation limit)

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  Stockholder rights to call special meeting for stockholders owning at least 25% of the outstanding shares

  •
  One class of shares, with each share entitled to one vote

  •
  No poison pill

        We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives and our Code of Conduct. The corporate governance page can be found at www.unfi.com, by clicking on "Investors—Overview" and then on "Corporate Governance". Copies of our Corporate Governance Principles, our Code of Conduct, and the charters for each of the Board's Committees can be found on our website. Information contained on our website is not incorporated by reference in this proxy statement or considered to be part of this document.

Director Independence

        Our Corporate Governance Principles require a majority of the members of the Board to be independent directors as such term is defined in the NASDAQ listing standards. The Board, upon the recommendation of the Nominating and Governance Committee, has determined that six of its eight current members are independent. Our six independent directors are Eric F. Artz, Ann Torre Bates, Denise M. Clark, Daphne J. Dufresne, James P. Heffernan, and Peter A. Roy. Michael S. Funk and Steven L. Spinner are our employees and therefore are not independent directors. Effective January 1. 2019, Mr. Funk will no longer be an employee and will no longer receive compensation from the Company, other than compensation for service as a director consistent with compensation paid to other non-employee directors.

        Our Corporate Governance Principles and the charter for each of the Board's standing Committees—the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee—require all members of such Committees to be independent within the meaning of NASDAQ listing standards and the SEC's rules. The charter of the Audit Committee also requires each of its members to meet the definition of independence under Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the SEC's rules thereunder. The charter of the Compensation Committee requires each of its members to be a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and an outside director within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the "Code").

Lead Independent Director

        The Lead Independent Director is elected annually by the independent directors of the Board. Mr. Heffernan currently serves as the Lead Independent Director. In accordance with our Corporate Governance Principles, the Lead Independent Director must be independent. The Lead Independent

Director is responsible for coordinating the activities of the other independent directors and for performing such other duties and responsibilities as the Board may determine from time to time, including:

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  Serving as a liaison between the independent directors and the Chair and Chief Executive Officer ("CEO");

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  Providing input to the Board and the Nominating and Governance Committee on the membership of various committees;

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  Advising and assisting the chairs of the Board's committees in fulfilling such individuals' roles and responsibilities;

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  Advising the Chair of the Board as to an appropriate schedule of and agenda for the Board's meetings and including the Board's input into the agenda for the Board's meetings;

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  Leading the independent directors in their role in the annual evaluation of the performance of the CEO, and overseeing the process for CEO succession;

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  Consulting with the Chair of the Board regarding the retention of advisors and consultants who report directly to the Board;

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  Acting as the chair of regular and special Board meetings when the Chair is unable to preside; and

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  Calling meetings of, developing agendas for and serving as chair of the executive sessions of the Board's independent directors.

        A complete description of the duties of the Lead Independent Director is included in the Corporate Governance Principles, a copy of which can be found in the corporate governance section of our website at www.unfi.com.

Board Leadership Structure

        The Board is currently led by the Chair of the Board, Mr. Spinner, and by the Lead Independent Director, Mr. Heffernan. Our Corporate Governance Principles do not require the Chair of the Board to be independent and do not specify whether the positions of Chair of the Board and the Chief Executive Officer must be separated. The Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its stockholders are best served by the Board retaining discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman of the Board, or whether the roles should be separated. The Board believes that it is important to retain the flexibility to make this determination at any given point in time based on what it believes will provide the best leadership structure for the Company, based on the circumstances at such time.

        The Board believes that having Mr. Spinner serve as both Chairman and Chief Executive Officer, coupled with strong independent director leadership, is the most appropriate leadership structure for the Company at this time, for a number of reasons. Having a single person fulfill the roles of Chair and Chief Executive Officer promotes decisive leadership, establishes clear accountability and enhances our ability to communicate with a single and consistent voice to stockholders, employees and other stakeholders. Together with our Lead Independent Director and in consultation with the chairs of the Board's various standing committees, Mr. Spinner is well-positioned to set the Board's agenda and provide leadership. With over 28 years of operational and leadership experience with distributors of food and non-food products, Mr. Spinner has exceptional industry knowledge, which the Board believes is critical for the chair of a board of a company in an evolving industry, one that has undergone significant change in particular over the past seven years. The Board also noted Mr. Spinner's strong performance as a leader. Mr. Spinner has most recently brought his industry knowledge and leadership skills to bear in the acquisition of SUPERVALU Inc. At present, the Board believes that this structure, along with having a Lead Independent Director vested with key duties and responsibilities (as discussed above) and the Board's standing committees comprised of and chaired by independent directors (as discussed below) provides a formal structure for strong independent oversight of our management team. We plan to continue to examine our corporate governance policies and leadership structures on an ongoing basis so that they continue to meet our Company's evolving needs.

Risk Oversight

        The Board has overall responsibility for risk oversight. The Board exercises its oversight responsibilities with respect to strategic, operational and competitive risks, as well as risks related to the planning for succession of our Chief Executive Officer and other members of senior management. The Board has delegated responsibility for the oversight of specific risks to the Board's committees as follows: the Audit Committee receives management's quarterly Enterprise Risk Management and Risk Committee reports and discusses with management, the Company's internal audit department and our independent auditor significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures; and, the Compensation Committee is responsible for developing and maintaining compensation policies and programs that do not encourage our executives to take unnecessary and excessive risks that could threaten our long-term value. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise-level risk. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our Company.

Compensation Risk

        Our Compensation Committee charter requires the Compensation Committee to assess, on an annual basis, whether the Company's compensation policies and practices encourage the Company's executive officers or other key employees to take unnecessary and excessive risks that could threaten the value of the Company. The Compensation Committee believes that our compensation policies do not encourage the taking of unnecessary and excessive risk. Our compensation and governance practices are designed to align the interests of our executive officers with the interests of stockholders and the achievement of the Company's performance objectives. For example:

  •
  A substantial portion of our executive officers' compensation is "at risk," including compensation paid in the form of common stock;

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  Our executive officers are required to maintain certain levels of stock ownership, which are tested each year based on the then-current stock price of our common stock;

  •
  Our executive officers are subject to restrictions on hedging and pledging shares of Company common stock; and

  •
  Performance-based compensation is subject to recoupment in the event of a restatement of the Company's financial statements or a material inaccuracy in the performance metrics used to measure performance-based compensation.

Committees of the Board of Directors

        The Board currently has three standing committees: the Compensation Committee, the Audit Committee and the Nominating and Governance Committee. Upon recommendation of the Nominating and Governance Committee, the full Board appoints members of each committee. Each committee is responsible for appointing its chair.

        Compensation Committee.    The Compensation Committee establishes or approves all policies and procedures related to our human resources function with respect to our executive officers, including employee compensation, incentive programs, and the 401(k) Plan, and administers our stock incentive plans. Additionally, this committee evaluates and establishes the compensation of our executive officers, including our Chief Executive Officer and Chief Financial Officer. The Compensation Committee also reviews the compensation of the other members of our senior management team and recommends to the Board the compensation for our non-employee directors. For a description of the role of the Compensation Committee, its consultants and management in setting executive compensation, please see EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—How We Make Decisions Regarding Executive Pay. The Compensation Committee approves our compensation discussion and analysis included in our annual proxy statements. The Compensation Committee is in charge of our leadership development and management succession planning, as well as our diversity initiatives.

        The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of our Chief Executive Officer, Chief Financial Officer, Chief Human Resources Officer and Secretary and General Counsel. Compensation Committee meetings are regularly attended by the Chair of the Board and Chief Executive Officer, the Chief Financial Officer, the General Counsel and the Chief Human Resources Officer. At certain meetings during fiscal 2018, the Compensation Committee met in executive session. The Compensation Committee's Chair reports the committee's recommendations on executive compensation to the Board. Independent advisors and our finance, human resources, benefits and legal departments support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for (and, as may be necessary or advisable, change or terminate) a compensation consultant, legal counsel or other advisor as it deems necessary to assist in the fulfillment of its responsibilities. Moreover, the Compensation Committee annually evaluates the independence of its consultants.

        The Compensation Committee's charter is available on our website, www.unfi.com. The charter was most recently amended in October 2018.The Compensation Committee held eight meetings during fiscal 2018. The current members of the Compensation Committee are Messrs. Heffernan (chair) and Artz, and Ms. Bates, each of whom is an independent director under SEC and NASDAQ rules applicable to compensation committee members and are "outside directors" within the meaning of Section 162(m) of the Code.

        Audit Committee.    The Audit Committee is responsible for monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance; monitoring the independence of our independent registered public accounting firm; and monitoring the performance of our independent registered public accounting firm and our internal audit department. Among the Audit Committee's duties are to review the results and scope of the audit and other services provided by our independent registered public accounting firm.

        The Audit Committee's charter is available on our website, www.unfi.com. The charter was most recently amended in October 2018. The Audit Committee held seven meetings during fiscal 2018. The current members of the Audit Committee are Ms. Bates (chair), Mmes. Clark and Dufresne and Messrs. Artz and Heffernan, each of whom is an independent director under SEC and NASDAQ rules applicable to audit committee members. The Board has determined that Mmes. Bates and Dufresne and Messrs. Artz and Heffernan are audit committee financial experts, as defined by the rules and regulations of the SEC.

        Nominating and Governance Committee.    The Nominating and Governance Committee is responsible for developing, reviewing and recommending to the Board for adoption our Corporate Governance Principles (most recently amended in October 2018); identifying and nominating candidates for election to the Board; assessing and making recommendations to the Board regarding the size and composition of the Board and the size, composition, scope of authority, responsibilities and reporting obligations of each of the Board's committees; and assisting the Board in conducting performance reviews of the Board and its committees and members. The Nominating and Governance Committee is also responsible for reviewing related party transactions under our Related Party Transaction Policy and oversees certain compliance matters under our Code of Conduct.

        For information regarding the director nomination process undertaken by the Nominating and Governance Committee, please refer to PROPOSAL 1—ELECTION OF DIRECTORS—Nomination of Directors.

        The Nominating and Governance Committee's charter is available on our website, www.unfi.com. The charter was most recently amended in October 2018. The Nominating and Governance Committee held four meetings during fiscal 2018. The current members of the Nominating and Governance Committee are Mr. Roy (chair) and Mmes. Clark and Dufresne, each of whom is an independent director.

Board Meetings

        During fiscal 2018, the Board met sixteen times and following many of the Board's meetings, the independent directors met in executive session without the presence of management (including meetings conducted by telephone conference). A substantial number of Board meetings were held for the consideration of the Company's acquisition of SUPERVALU during fiscal 2018. All directors attended at least 92% of the aggregate meetings of the Board and of the committees on which they served. We encourage each member of the Board to attend our annual meetings of stockholders. All of our directors attended the 2018 annual meeting either in person or through the virtual annual meeting.

Stockholder Engagement

        Stockholder engagement is an important and regular part of the Company's strategy to make sure that the Board and management are aware of and respond to stockholder input on a broad spectrum of business and governance matters. Both management and our Lead Independent Director have participated in discussions with stockholders as part of our efforts to gain an understanding of stockholder views. In 2018, the Company reached out to a greater number of investors than in past years, in part because of a negative say-on-pay vote at the 2017 Annual Meeting of Stockholders. This engagement took place after the announcement of the agreement to acquire SUPERVALU, enabling the Company to speak more freely about its plans and business strategies, which were substantially accelerated by this transformational transaction.

        Topics of discussion included corporate governance and sustainability, as well as executive compensation. (For a discussion of stockholder engagement relating to executive compensation, see "EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Addressing the 2017 Say-on-Pay Vote.") Stockholders were supportive of our efforts to strengthen our existing corporate governance policies, as outlined herein. Some investors stressed the importance of Board refreshment, and we confirmed for such investors that Board refreshment is a key component of our efforts to improve our corporate governance, as described below. Several investors raised sustainability issues, which are also very important to us, as described below.

Board Refreshment

        Our Board regularly evaluates its composition, assessing individual director's skills, qualifications and experience to align the overall Board composition to best meet the needs of the Company's evolving long-term business strategy. Each year, the Board assesses the directors to be nominated at the annual meeting. The Board has from time-to-time used and intends to use in the future, a skills matrix to assess the different contributions, background and experience of each director. The Nominating and

Governance Committee considers prospective candidates and identifies appropriate individuals for the Board's further consideration.

        With the acquisition of SUPERVALU, the Board considered the appropriate size of the Board and determined that it should be expanded, to add individuals with varying skills, qualifications and experience. The Nominating and Governance Committee is currently working with an third-party consulting firm to identify potential candidates possessing the desired mix of expertise and background.

        In addition, the Board has three directors who have served for more than 10 years, in addition to our CEO, while the remaining directors have served for five or fewer years. The overall average tenure of the Board is within expected parameters of under 10 years.

        While the Board does not have a formal diversity policy, the Board is in fact diverse in gender and ethnic background, as well as having a broad range of experience. Three out of eight directors are female. The Board is highly committed to the Company, having met over 30 times in the aggregate (including both Board and Committee meetings) within the last year.

Sustainability

        The Company has long been committed to incorporating environmentally sustainable and socially responsible practices into its business operations. This commitment is described in our Social and Environmental Responsibility Policy, which is available on our website, www.unfi.com. Under its newly revised charter, our Nominating and Governance Committee has direct oversight of our policies and strategies addressing environmental, social and governmental matters, including sustainability, corporate responsibility and political contributions, and is responsible for reporting to the Board on such matters at least annually.

        Food waste is a key concern for our business. We have committed to reporting annually on our food waste diversion efforts, beginning in 2020, including certain estimated information on the amount of food sent to landfills or cycled through other waste diversion methods, and an estimate of greenhouse gas emissions avoided through our waste diversion programs. This information will be extrapolated through various limited auditing and testing procedures undertaken by the Company in 2019.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors and Nominees for Director

        The Board is currently comprised of eight directors, each of whose term will expire at the 2018 annual meeting.

        Mmes. Bates, Clark and Dufresne and Messrs. Artz, Funk, Heffernan, Roy, and Spinner have been nominated to stand for election as a director at the 2018 annual meeting to hold office until the annual meeting of stockholders to be held in 2019 and until their successors are elected and qualified. Each nominee has indicated his or her willingness to continue to serve if elected by our stockholders. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. We have no reason to believe any of the nominees will be unable to serve if elected.

        We have described below information concerning the business experience and qualifications, and the age as of October 23, 2018, of each of our director nominees.

        The Board unanimously recommends that stockholders vote "FOR" each of the director nominees. Proxies received by the Board will be voted "FOR" each of the nominees unless a contrary choice is specified in the proxy.

 NOMINEES FOR ELECTION AS DIRECTORS FOR A TERM EXPIRING IN 2019

        Eric F. Artz, age 51, has served as a member of the Board since October 2015. Mr. Artz is a member of the Audit Committee and Compensation Committee. Mr. Artz has served as Executive Vice President and Chief Operating Officer of Recreational Equipment, Inc. ("REI") since August 2014. In addition to this role, Mr. Artz also served as Executive Vice President, Chief Financial Officer and Treasurer of REI from May 2012 to December 2015. Prior to REI, Mr. Artz served as Chief Financial Officer for Urban Outfitters, Inc. from February 2010 to April 2012. From August 1992 until January 2010, Mr. Artz served in various positions of increasing responsibility at VF Corporation.

        Mr. Artz's professional experience brings valuable knowledge and insight to our Board. The Board values his experience as a Chief Operating Officer and Chief Financial Officer, which provides him with valuable knowledge and insight regarding operations of retailers as well as the background and experience in overseeing the audits of financial statements, communicating with independent auditors and assisting with the general oversight of accounting and financial reporting processes.

        Ann Torre Bates, age 60, has served as a member of the Board since October 2013. Ms. Bates serves as the chair of the Audit Committee and is a member of the Compensation Committee. Ms. Bates has served as a member of the board of directors of Ares Capital Corporation since 2010, and held a directorship at Allied Capital Corporation until it was acquired by Ares Capital Corporation in 2010. Ms. Bates also serves as director or trustee of 17 investment companies in the Franklin Templeton Group of mutual funds. Ms. Bates was a strategic and financial consultant from 1997 to 2012. From 1995 to 1997, Ms. Bates served as Executive Vice President, Chief Financial Officer and Treasurer of NHP, Inc., a national real estate services firm. Ms. Bates previously served as a member of the board of directors of Navient Corporation from April 2014 to August 2016, and she served on the board of directors of Navient's predecessor, SLM Corporations from 1997 to 2014.

        Ms. Bates' professional experience and service on other boards brings valuable knowledge and insight to our Board. The Board values her experience serving on audit committees, which provide her with the background and experience in overseeing the audits of financial statements, communicating with independent auditors and assisting with the general oversight of accounting and financial reporting processes.

        Denise M. Clark, age 60, has served as a member of the Board since February 2013. Ms. Clark is a member of the Audit Committee and Nominating and Governance Committee. As of October 16, 2018, Ms. Clark serves as a member of the Board of Directors of Ceasars Entertainment Corporation and also serves as a member of its Compensation Committee. Ms. Clark served as Senior Vice President and Global Chief Information Officer for The Estée Lauder Companies Inc. from November 2012 until her retirement in March 2017. Prior to that role, Ms. Clark served as Senior Vice President and Chief Information Officer for Hasbro Inc. from October 2007 to November 2012. Ms. Clark also served at Mattel, Inc., where she was Global Chief Technology Officer and later Chief Information Officer for the Fisher Price brand between January 2000 and February 2007. Ms. Clark's previous experience includes two other consumer goods companies, Warner Music Group, formerly a division of Time Warner Inc., and Apple Inc. Ms. Clark has over 20 years of experience in the delivery of enterprise resource planning, digital platforms, and innovative business transformation initiatives.

        Ms. Clark's extensive background, particularly her expertise involving information technology, allows her to provide the Board valuable guidance on our strategic initiatives, especially as it relates to information technology solutions.

        Daphne J. Dufresne, age 46, has served as a member of the Board since October 2016. Ms. Dufresne is a member of the Audit Committee and Nominating and Governance Committee. Ms. Dufresne has been a Managing Partner of GenNx360 Capital Partners since January 2017. Ms. Dufresne was previously a Managing Director of RLJ Equity Partners, a private equity fund, from December 2005 to June 2016. Ms. Dufresne participated in building the RLJ investment team, raising capital to fund its operations, and constructing a partnership with The Carlyle Group, a global private equity firm. Prior to that role, Ms. Dufresne was a Venture Partner during 2005 with Parish Capital Advisors, an investment fund for emerging and experienced institutional investors and a Principal from 1999 to 2005 at Weston Presidio Capital, a private equity organization. She also served as Associate Director in 1997 in the Bank of Scotland's Structured Finance Group. Ms. Dufresne has been a director of Condor Hospitality Trust, Inc. since June 2015.

        Ms. Dufresne's professional experience brings valuable knowledge and insight to our Board. She possesses experience in owning and managing enterprises like our Company and is familiar with corporate finance, strategic business planning activity and general issues involving various types of stockholders.

        Michael S. Funk, age 64, has been a member of the Board since February 1996 and served as Chair of the Board from January 2003 to December 2003, and again from September 2008 to December 2016. Mr. Funk served as our President and Chief Executive Officer from October 2005 to September 2008. Mr. Funk also served as Vice Chair of the Board from February 1996 until December 2002, as our Chief Executive Officer from December 1999 until December 2002 and as our President from October 1996 until December 1999. From its inception in July 1976 until April 2001, Mr. Funk served as President of Mountain People's Warehouse, Inc., now known as United Natural Foods West, Inc., one of our wholly-owned subsidiaries.

        Mr. Funk's extensive knowledge of our industry and our historical operations as well as his past service as our Chief Executive Officer brings to the Board valuable insight into the day-to-day operations of our Company and a deep understanding of the natural and organic products distribution business. His institutional knowledge of all operational aspects of our business resulting from his long-term involvement with our Company is valuable to the Board.

        James P. Heffernan, age 72, has served as a member of the Board since March 2000. Mr. Heffernan serves as Lead Independent Director, Chair of the Compensation Committee and as a member of the Audit Committee. Mr. Heffernan has served as a Director of Command Security Corp. since October 2010 and as a Director of Jason Industries, Inc. since August 2013. Mr. Heffernan previously served as Vice Chairman and Trustee of the New York Racing Association from November 1998 until 2012, a member of the Board of Directors of Solutia, Inc. from February 2008 until July 2012, and a member of the Board of Directors of Columbia Gas System, Inc. from January 1993 until November 2000.

        Mr. Heffernan's overall professional experience, together with his other board service, has provided him with the background and experience of board processes, function, compensation practices and oversight of management that are valuable to the Board.

        Peter A. Roy, age 62, has served as a member of the Board since June 2007. Mr. Roy serves as Chair of the Nominating and Governance Committee. Mr. Roy is an entrepreneur and since 1999 has been a strategic advisor to North Castle Partners. In connection with his role as a strategic advisor to North Castle Partners, Mr. Roy served on the boards of Avalon Natural Products, Inc. and Naked Juice Company. From 1993 to 1998, Mr. Roy served as President of Whole Foods Market, Inc. and, for five years prior to that, served as President of that company's West Coast Region.

        Mr. Roy's experience as the President of Whole Foods Market, Inc. allows him to provide the Board essential insight and guidance into the day-to-day operations of natural and organic products retailers, including our largest customer. In addition, his experience in the healthy lifestyle industry helps the Board maintain its focus on our core values, including our sustainability goals.

        Steven L. Spinner, age 58, has served as Chair of the Board since December 2016 and as our Chief Executive Officer and as a member of the Board since September 2008. He also served as our President from September 2008 until August 2018. Prior to joining the Company in September 2008, Mr. Spinner served as a director and as Chief Executive Officer of Performance Food Group Company ("PFG") from October 2006 to May 2008, when PFG was acquired by affiliates of The Blackstone Group and Wellspring Capital Management. Mr. Spinner previously had served as PFG's President and Chief Operating Officer beginning in May 2005. Mr. Spinner served as PFG's Senior Vice President and Chief Executive Officer—Broadline Division from February 2002 to May 2005 and as PFG's Broadline Division President from August 2001 to February 2002. Mr. Spinner has served as a Director of ArcBest Corporation since July 2011 and as its Lead Independent Director since April 2016.

        Mr. Spinner's extensive experience in the wholesale food distribution business, including having served as the president and chief executive officer of one of the largest publicly traded foodservice distribution businesses in the United States, brings valuable insight to the Board beyond the knowledge and insight he brings from being our president and chief executive officer.

Majority Vote Standard for Election of Directors

        Our Bylaws provide for a majority voting standard for the election of directors in an uncontested election. If the number of nominees exceeds the number of directors to be elected in an election (a contested election), directors will be elected by a plurality standard. When the number of nominees does not exceed the number of directors to be elected (an uncontested election), however, as is the case at this year's annual meeting, our Bylaws require each of the directors to be elected by a majority of the votes cast (that is, the number of shares voted "for" a director must exceed the number of shares voted "against" that director). If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a "holdover director." However, under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who offers to tender his or her resignation will not participate in the Board's decision or the Nominating and Governance Committee's deliberations (if the director is a member of that committee). All nominees for election as directors at the 2018 annual meeting are currently serving on the Board.

Nomination of Directors

        The Nominating and Governance Committee reviews the qualifications of every person recommended as a nominee to the Board to determine whether the recommended nominees are qualified to serve on the Board. The Nominating and Governance Committee has adopted standards by which it identifies nominees and determines if nominees are qualified to serve on the Board. The Nominating and Governance Committee evaluates recommended nominees in accordance with the following criteria:

  •
  Personal characteristics.  The Nominating and Governance Committee considers the personal characteristics of each nominee, including the nominee's integrity, accountability, ability to make informed judgments, financial literacy, professionalism and willingness to meaningfully contribute to the Board (including by possessing the ability to communicate persuasively and address difficult issues). In addition, the Nominating and Governance Committee evaluates whether the nominee's previous experience reflects a willingness to establish and meet high standards of performance, both for him or herself and for others.

  •
  Core Competencies.  The Nominating and Governance Committee considers whether the nominee's knowledge and experience would contribute to the Board's achievement of certain core competencies. The Nominating and Governance Committee believes that the Board, as a whole, should possess competencies in accounting and finance, business judgment, management best practices, crisis response, industry knowledge, leadership, strategy and vision.

  •
  Board Independence.  The Nominating and Governance Committee considers whether the nominee would qualify as "independent" under SEC rules and NASDAQ listing standards.

  •
  Director Commitment.  The Nominating and Governance Committee expects that each of our directors will prepare for and actively participate in meetings of the Board and its committees, provide advice and counsel to our management, develop a broad knowledge of our business and industry and, with respect to an incumbent director, maintain the expertise that led the Nominating and Governance Committee to initially select the director as a nominee. The Nominating and Governance Committee evaluates each nominee on his or her ability to provide this level of commitment if elected to the Board.

  •
  Additional Considerations.  Each nominee also is evaluated based on the overall needs of the Board and the diversity of experience he or she can bring to the Board, whether in terms of specialized knowledge, skills or expertise. Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our businesses.

        Following this evaluation, the Nominating and Governance Committee will ultimately make recommendations for membership on the Board and review such recommendations with the Board, which will decide whether to invite or appoint the candidate to be a nominee for election to the Board.

Stockholder Director Recommendations and Proxy Access

        Stockholder Director Recommendations.    The Nominating and Governance Committee evaluates nominees recommended by stockholders on the same basis as nominees recommended by any other sources, including making a determination whether the candidate is qualified to serve on the Board based on the qualitative standards described above. To be considered by the Nominating and Governance Committee, a stockholder who wishes to recommend a director nominee must follow the procedures in our Bylaws related to director nominations described under "OTHER MATTERS—Stockholder Proposals for the 2019 Annual Meeting of Stockholders." Written notice must be delivered or sent by first class U.S. mail addressed to Corporate Secretary, United Natural Foods, Inc., 313 Iron Horse Way, Providence, RI 02908.

        Proxy Access.    We have also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years, shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our Bylaws. The number of potential proxy access nominees nominated by all eligible stockholders shall not exceed the greater of (A) two or (B) 20% of the directors then in office. Under our Bylaws, to be timely, compliant notice of proxy access director nominations must be must be received by our Corporate Secretary at the address specified above no earlier than 150 days and no later than 120 days prior to the first anniversary of the date the Company mailed its proxy statement for the preceding year's annual meeting; provided, however, that if (A) the annual meeting is not within 30 days before or after the anniversary date of the preceding year's annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no later than 120 days prior to such annual meeting or, if later, the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of the annual meeting is first made, whichever occurs first.

Communication with the Board of Directors

        Our stockholders may communicate directly with the Board. All communications should be in written form and directed to Corporate Secretary, United Natural Foods, Inc., 313 Iron Horse Way, Providence, RI 02908, who will forward such communications to the appropriate party. All correspondence will be compiled and summarized by the Corporate Secretary and periodically submitted to the Board or individual directors. The Corporate Secretary may also forward certain correspondence elsewhere within the Company for review by a subject matter expert and response, as appropriate. Board members may at any time review a log of all correspondence received by the Company that is addressed to Board members and request copies of such correspondence. Absent such requested review, the Board shall receive periodically, a list of the material matters submitted in correspondence and resolution activities.

DIRECTOR COMPENSATION

        The Board and the Compensation Committee review and determine compensation for our non-employee directors, in part, based on a review of the annual Director Compensation Survey prepared by the National Association of Corporate Directors as well as with the input from the Compensation Committee's independent consultant, Semler Brossy Consulting Group, LLC ("Semler Brossy"). The Compensation Committee and the Board believe that we should fairly compensate non-employee directors for work required in a company of our size and scope and that compensation should align the non-employee directors' interests with the long-term interest of our stockholders. Our non-employee director stock ownership guidelines, which are discussed in greater detail below, are also designed to align the interests of our non-employee directors with those of our stockholders. Mr. Spinner, our President and Chief Executive Officer, does not receive compensation for his service on the Board including in his capacity as Chair of the Board.

Non-Employee Director Compensation

        The components of our non-employee director compensation are cash fees and awards of restricted stock units. Each non-employee director is also reimbursed for direct expenses incurred in connection with his or her attendance at meetings of the Board and its committees.

        Each non-employee director who served during fiscal 2018 received the following compensation (as applicable):

  •
  Annual cash retainer of:

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  $52,000 for serving as the Lead Independent Director (without duplication for serving as director);

  •
  $30,000 for serving as a director;

  •
  $15,000 for serving as the chair of the Audit Committee;

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  $8,000 for serving as chair of the Compensation Committee; and

  •
  $8,000 for serving as chair of the Nominating and Governance Committee.

  •
  Quarterly cash retainer of:

  •
  $6,500 per quarter for serving as a director in lieu of separate meeting fees;

  •
  Annual equity grants of restricted stock units having a value, based on the stock price on the date of grant, of (without duplication):

  •
  $162,000 for serving as a director;

  •
  $190,000 for serving as chair of the Audit Committee; and

  •
  $236,000 for serving as Lead Independent Director

        With respect to equity awards to non-employee directors in fiscal 2018, one half of the annual grant vests immediately and the remaining half vests on the six month anniversary of the date of grant.

Compensation of Mr. Funk

        Mr. Funk, our former Chair of the Board, and former President and Chief Executive Officer, serves as an executive advisor to us and makes himself generally available to our executive officers. Mr. Funk receives cash compensation for his service as an executive advisor. Mr. Funk does not receive cash compensation for his service as a director. We pay him a base salary and provide him with the health and welfare benefits and other employee benefits generally available to our executives. Mr. Funk's base salary during fiscal 2018 was $134,100. In addition, Mr. Funk receives equity-based compensation for his service as a director. During fiscal 2018, Mr. Funk received an equity grant of restricted stock units having a value of $365,000, or 9,180 restricted stock units, of which one half vested immediately and the remaining half vested on the six month anniversary of the date of grant. Commencing in calendar year 2019, Mr. Funk will no longer be an employee of the Company and will receive compensation for service as a non-employee director only.

        We are currently a party to a severance agreement with Mr. Funk. The severance agreement includes confidentiality, non-competition and intellectual property assignment provisions. For a period of one year following either his termination for a reason other than Cause, death or disability, or his resignation for Good Reason, the agreement requires us to pay to Mr. Funk his base salary in effect as of the termination date of his employment and provide certain medical benefits. In the event of either Mr. Funk's termination for a reason other than Cause, death or disability or his resignation for Good Reason within one year of a Change in Control, he will be entitled to the severance payments and medical benefits provided in the previous sentence, and acceleration and full vesting of all unvested stock options and restricted stock units. The definitions of "Cause," "Good Reason" and "Change in Control" for purposes of Mr. Funk's severance arrangement are substantially similar to the meanings of those terms set forth below under "EXECUTIVE COMPENSATION—Compensation Discussion and

Analysis—Employment Agreements with Messrs. Spinner and Griffin, Severance Agreements and Change in Control Agreements."

Deferred Compensation

        Our non-employee directors are eligible to participate in the United Natural Foods, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") and, prior to being frozen with respect to new deferrals in January 2007, the United Natural Foods, Inc. Deferred Stock Plan (the "Deferred Stock Plan", collectively, the "Deferral Plans"). For a description of the Deferral Plans, please see "EXECUTIVE COMPENSATION TABLES—Nonqualified Deferred Compensation—Fiscal 2018."

Director Compensation Table—Fiscal 2018

        The following table summarizes compensation provided to our former Chair of the Board (Mr. Funk) and each individual who served as a non-employee director during fiscal 2018.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Eric F. Artz	56,000	162,000	—	—	—	218,000
Ann Torre Bates	71,000	190,000	—	—	—	261,000
Denise M. Clark	56,000	162,000	—	31,196	—	249,196
Daphne J. Dufresne	56,000	162,000	—	1,998	—	219,998
Michael S. Funk	—	365,000	—	—	134,100	499,100
James P. Heffernan	86,000	236,000	—	—	—	322,000
Peter A. Roy	64,000	162,000	—	—	—	226,000

(1)
This column shows the amount of cash compensation earned in fiscal 2018 for service on the Board and its committees.

(2)
The amounts contained in this column represent the grant date fair value for the restricted stock units (including those which are not yet vested) granted in fiscal 2018 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation ("ASC 718"). The grant date fair value for restricted stock units is calculated using the intrinsic value method based on the closing price of our common stock on the NASDAQ Stock Market on the date of grant. At July 28, 2018, no director other than Mr. Spinner had any unvested restricted stock units outstanding.

(3)
As of July 28, 2018, the directors held options to purchase the following number of shares of common stock: Mr. Artz—none; Ms. Bates—none; Ms. Clark—none; Ms. Dufresne—none; Mr. Funk—12,625 shares; Mr. Heffernan—14,630 shares; and Mr. Roy—14,630 shares.

(4)
As of July 28, 2018, two of our non-employee directors, Ms. Clark and Mr. Heffernan, had elected to defer restricted stock units under the Deferred Compensation Plan. Deferred shares are valued at the current market price of our common stock, and therefore have no above market or preferential earnings. As of July 28, 2018, Ms. Clark and Ms. Defresne were the only directors to defer a portion of director fees paid in cash under the Deferred Compensation Plan. For fiscal 2018, Ms. Clark and Ms. Defresne deferred $6,500 and $49,500 of their fees payable in cash, respectively. See "EXECUTIVE COMPENSATION TABLES—Nonqualified Deferred

  Compensation—Fiscal 2018" for a description of how the portion of directors fees payable in cash earn interest.

(5)
The amount in this column represents the amount of cash compensation that Mr. Funk earned in fiscal 2018 in his capacity as our executive advisor.

Stock Ownership Guidelines

        All non-employee directors, and Mr. Funk, are required to hold shares of our stock in an amount that is determined in accordance with the requirements of our stock ownership guidelines. The guidelines provide that each of our non-employee directors must acquire and hold shares of our common stock valued at three times the annual and quarterly cash retainer, not including supplemental retainers for committee leadership. Our stock ownership guidelines require that each new non-employee director is expected to comply with the policy by the end of the fifth year after he or she becomes a member of the Board. Compliance with the guidelines is tested once per year for as long as the director serves on the Board. When calculating whether a director owns a sufficient number of shares under these guidelines, shares owned in a deferred compensation plan are included in the number of shares owned. Vested and unvested restricted stock and restricted stock units are also included, but unvested stock options do not count. Vested stock options and stock appreciation rights count to the extent of their net value after deduction for the exercise price. Directors are not allowed to hedge their interests in the stock held pursuant to the guidelines. In October 2018, we amended the guidelines for directors to exclude vested stock options to the extent that they do not exceed the net value after deduction for the exercise price; we also added an explicit prohibition against hedging of the interest required to meet the guidelines. All of our directors are in compliance with our revised stock ownership guidelines as of October 1, 2018.

Compensation Committee Interlocks and Insider Participation

        The current members of the Compensation Committee are Ms. Bates and Messrs. Artz and Heffernan. All members of the Compensation Committee are independent within the meaning of the NASDAQ listing standards and no member is an employee or former employee of the Company. During fiscal 2018, no member of the Compensation Committee had any relationship requiring disclosure under "Certain Relationships and Related Transactions" below. During fiscal 2018, none of our executive officers served as a director or a member of the compensation committee (or other committee serving an equivalent function) of any other entity, for which one of whose executive officers served as a director on the Board or as a member of the Compensation Committee.

Certain Relationships and Related Transactions

Review and Approval of Related Party Transactions

        Pursuant to our Related Party Transaction Policy, our Nominating and Governance Committee reviews all transactions in which the Company or any of its subsidiaries is a participant if a related party will have a direct or indirect interest and the amount involved or expected to be involved in any fiscal year exceeds $120,000. The transaction will not be approved unless, after a consideration of all relevant circumstances, the Committee determines that the transaction is in the best interests of the Company. The Nominating and Governance Committee reports any transaction that has been approved to the Audit Committee and the full Board. For purposes of this policy, related parties include our directors, nominees for director, executive officers, greater than 5% beneficial owners, any of their immediate family members or any entity in which they have an interest. Among the factors that must be considered are: the nature of the related party's interest in the transaction; the material terms of the transaction, including whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party; the significance of the transaction to the related party and the Company; whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company; compliance with applicable law; and any other factors deemed appropriate by the Committee. As required under SEC regulations, transactions between us and any related party in which the amount involved exceeds $120,000 and a related party has a direct or indirect material interest are disclosed in this proxy statement.

        Each of our executive officers, directors and nominees for director is required to complete and deliver to us an annual questionnaire that includes, among other things, a request for information relating to any transactions in which both an executive officer, director, nominee, beneficial owner or any of their respective immediate family members or affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand, participates. We review the responses to these questionnaires as part of our process for determining whether disclosure is required to be made under the SEC's related person disclosure rules.

Transactions with Related Persons

        We employ Hilary Spinner-Jacobs as a Sales Manager for the New York City and Long Island territories. Ms. Spinner-Jacobs is the sister of Steven Spinner, our Chief Executive Officer and Chairman. In fiscal 2018, Ms. Spinner-Jacobs earned $120,223 in total compensation, which included her base salary, an annual cash award under our annual cash incentive plan, company retirement plan contributions and life insurance premiums paid by us. She also participated in other benefit programs on the same terms as other U.S. employees in comparable positions.

        Steven Spinner has a minority interest in a private equity fund that is managed by his brother that owns a minority interest of less than 10% in each of two of the Company's suppliers. In addition, Steven Spinner's brother has direct equity ownership interests in each of these suppliers in excess of 10% of each company. Consolidated annual purchases from the suppliers for fiscal 2018 were approximately $0.8 million. Supplier terms are substantially the same as other suppliers with whom we have similar purchase volumes. We do not believe that Steven Spinner or his brother has a material interest in these transactions.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors is comprised solely of independent directors, as defined by NASDAQ listing standards and Section 10A of the Exchange Act and SEC rules thereunder, and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the Audit Committee's current charter can be found in the Investors section of our website, www.unfi.com. The Board has determined that four Audit Committee members qualify as "audit committee financial experts" within the meaning of SEC regulations, and have accounting and related financial management expertise in accordance with NASDAQ listing standards. These members are Ms. Bates, the Chair of the Audit Committee, Ms. Dufresne and Messrs. Artz and Heffernan. All committee members are financially literate.

        The Audit Committee has prepared the following report on its activities with respect to the audited consolidated financial statements for the fiscal year ended July 28, 2018 (for purposes of this report, the "audited financial statements" or "consolidated financial statements"). The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended

(the "Securities Act") or the Exchange Act, except to the extent we specifically incorporate this report by reference in the specified filing.

        As part of its specific duties, the Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors; reviews the financial information issued to stockholders and others, including a discussion of the quality, and not only the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of discussions in the financial statements; and monitors our systems of internal control over financial reporting and the audit process. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Management also is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our own systems of internal control over financial reporting. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent integrated audit of the consolidated financial statements and the effectiveness of internal control over financial reporting and expressing an opinion as to whether the consolidated financial statements conform with accounting principles generally accepted in the United States ("GAAP") and as to whether the Company maintained effective internal control over financial reporting.

        The Audit Committee has met and held discussions with management and KPMG LLP. In our discussions, management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in conformity with GAAP. The Audit Committee has reviewed and discussed the audited financial statements with management and KPMG LLP. The Audit Committee meets with our internal auditors and KPMG LLP, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        The Audit Committee held seven formal meetings in fiscal 2018. These meetings included quarterly pre-earnings release telephone conference calls. The Audit Committee discussed with KPMG LLP all matters required to be discussed in accordance with auditing standards, including the statement on Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees.

        KPMG LLP has also provided to the Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has considered and discussed with KPMG LLP the firm's independence and the compatibility of any non-audit services provided by the firm with its independence.

        Based on the Audit Committee's review of the audited financial statements and the review and discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended July 28, 2018, for filing with the SEC.

Ann Torre Bates, Chair Eric F. Artz Denise M. Clark Daphne J. Dufresne James P. Heffernan

 Executive Officers of the Company

        Our executive officers are elected on an annual basis and serve at the discretion of our Board of Directors. Our executive officers and their ages as of October 23, 2018 are listed below.

Name	Age	Position
Steven L. Spinner	58	Chief Executive Officer and Chairman
Michael P. Zechmeister	51	Chief Financial Officer
Sean F. Griffin	59	Chief Executive Officer of SUPERVALU Inc.
Danielle Benedict	46	Chief Human Resource Officer
Eric A. Dorne	58	Chief Administrative and Information Officer
Paul S. Green	55	Chief Supply Chain Officer
Jill E. Sutton	47	Chief Legal Officer, General Counsel and Corporate Secretary
Christopher P. Testa	48	President, United Natural Foods Inc.

        Described below is information concerning the business experience and qualifications of each of our executive officers except Mr. Spinner whose business experience and qualifications are described above in the section "Proposal 1—Election of Directors."

        Michael P. Zechmeister has served as our Chief Financial Officer since October 2015. Prior to joining us, Mr. Zechmeister served in a variety of senior finance roles over a span of 25 years with General Mills, Inc., including most recently as Vice President, Finance at Yoplait USA from 2012 to 2015. In addition, Mr. Zechmeister was Vice President and Treasurer from 2010 to 2012, Vice President, Finance US Retail Sales from 2007 to 2010 and Vice President, Finance, Pillsbury Division from 2005 to 2007.

        Sean F. Griffin became the Chief Executive Officer of SUPERVALU Inc. upon the acquisition of SUPERVALU by our Company. He is also Head of the Integration Committee, charged with integrating the operations of SUPERVALU with our Company. Prior to the acquisition of SUPERVALU, Mr. Griffin served as our Chief Operating Officer from September 2014, as our Senior Vice President, Group President from June 2012 to September 2014 and as our Senior Vice President, National Distribution from January 2010 to June 2012. Prior to joining us, Mr. Griffin was East Region Broadline President of PFG. Previously he served as President of PFG in Springfield, MA from 2003 until 2008. He began his career with Sysco Corporation in 1986 and has held various leadership positions in the foodservice distribution industry with U.S. Foodservice, Alliant Foodservice and Sysco Corporation.

        Danielle Benedict was appointed as our Chief Human Resource Officer in September 2017. Ms. Benedict previously served as our Senior Vice President Human Resources from May 2016 to September 2017 and as our National Vice President, Human Resources from August 2014 to May 2016 and Director Compensation & Benefits from April 2013 to August 2014. Prior to joining us, Ms. Benedict was Vice President Human Resources & Leadership Development at Clean Harbors Environmental Services from 2007 to 2013. She began her career with Dunkin Brands, Inc. in 1999.

        Eric A. Dorne has served as our Chief Administrative and Information Officer since September 2016. Mr. Dorne previously served as our Senior Vice President, Chief Information Officer from September 2011 to September 2016. Prior to joining us, Mr. Dorne was Senior Vice President and Chief Information Officer for The Great Atlantic & Pacific Tea Company, Inc., the parent company of the A&P, Pathmark, SuperFresh, Food Emporium and Waldbaum's supermarket chains located in the Eastern United States from January 2011 to August 2011, and Vice President and Chief Information Officer from 2005 to 2011. In his more than 30 years at The Great Atlantic & Pacific Tea Company, Mr. Dorne held various executive positions including Vice President of Enterprise IT Application Management and Development, Vice President of Store Operations Systems and Director of Retail Support Services.

        Paul S. Green became our Chief Supply Chain Officer, effective August 1, 2018. From August 2016 to August 2018 he served as our President, Pacific Region. Mr. Green previously served as our Senior Vice President, Operations from June 2014 to August 2016 and Vice President, Operations from May 2010 to June 2014. Prior to joining us, Mr. Green was Vice President of Sales for PFG-Springfield, MA from 2008 until 2010 and Vice President of Operations for PFG-Springfield, MA from 2005 until 2008. Mr. Green held various other leadership positions in his ten years at PFG. He began his career with Fleming Foods and held several positions over 16 years.

        Jill E. Sutton has served as our Chief Legal Officer, General Counsel and Corporate Secretary since October 2018. From May 2018 to October 2018, she served as our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary. Prior to joining us, Ms. Sutton was Deputy General Counsel and Corporate Secretary at General Motors from 2015 to 2018 and Executive Vice President, General Counsel and Corporate Secretary at Tim Hortons, Inc. from 2012 to 2015. From 2006-2012, Ms. Sutton held various leadership roles of increasing accountability in the legal department at Tim Hortons, Inc.

        Christopher P. Testa has served as our President, United Natural Foods, Inc., effective August 1, 2018. From August 2016 to August 2018 he served as our President, Atlantic Region. Mr. Testa previously served as President, Woodstock Farms Manufacturing from September 2012 to August 2016 and President, Blue Marble Brands from August 2009 until August 2016. Prior to joining us, Mr. Testa served as Vice President of Marketing for Cadbury Schweppes Americas Beverages from 2002 to 2005 and as CEO of Wild Waters, Inc. from 2005 to 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        In this section, we describe the principles, policies and practices that formed the basis for our executive compensation program in fiscal 2018 and how they were applied to the Named Executive Officers, as well as provide information on the redesign of our program for fiscal 2019 based on shareholder feedback received in the past year and in light of our recent transformative acquisition. For purposes of this Compensation Discussion and Analysis, the following individuals were our Named Executive Officers for fiscal 2018:

  •
  President, Chief Executive Officer and Chairman (Steven L. Spinner);

  •
  Chief Financial Officer (Michael P. Zechmeister);

  •
  Chief Operating Officer (Sean F. Griffin);

  •
  (Former) SVP, General Counsel and Corporate Secretary (Joseph J. Traficanti) ;

  •
  Chief Supply Chain Officer (Paul S. Green); and

  •
  Chief Administrative and Information Officer (Eric A. Dorne).

        Mr. Traficanti retired at the end of fiscal 2018 (reflecting a full year of compensation) but stepped down from his position as an executive officer in May of 2018.

Executive Compensation Program Highlights

        Our executive compensation program is designed to align our executive compensation with long-term stockholder interests and incorporates the following best practices:

What we do:	What we don't do:

✓

Our Named Executive Officer pay is aligned with financial performance, with variable pay constituting between 41% - 65% of Named Executive Officer compensation in fiscal 2018.

✓

Our compensation committee utilizes the services of an independent compensation consultant who provides recommendations on CEO pay and other Named Executive Officers.

✓

Double-trigger change in control severance benefits.

✓

Change in control agreements adjusted to market multiples and cover only executive officers and small group of preexisting officers.

✓

Severance agreements limited to 1 × multiple and to three-year terms (from unlimited terms) and cover only executive officers and a small group of pre-existing officers.

✕

No uncapped incentive opportunities

✕

No waivers of performance conditions

✕

No change in control agreements expected to be extended beyond existing group

✕

No severance agreements expected to be extended beyond existing group

✕

No tax gross-ups of severance or change in control payments

✕

No hedging or short sales of our stock; no pledging

✕

No excessive perquisites

✕

No supplemental retirement benefits

✕

No guaranteed bonuses

✕

No incentives that motivate excessive risk-taking

What we do:	What we don't do:

✓

Employment agreements with Steven Spinner and Sean Griffin, including stronger post-termination non-competes and non-solicitation clauses, as well as revised severance and change in control severance terms.

✓

We have a policy for recoupment of performance-based compensation applicable to our Named Executive Officers and other senior officers, which we most recently enhanced in October 2018.

✓

We have robust stock ownership guidelines (that we strengthened in October 2018) for Named Executive Officers and our other officers.

✓

We grant incentive compensation based on rigorous performance conditions and peer group comparisons, with long term, pre-established performance targets.

✓

Vesting through retirement on equity awards, proration in year of retirement to match service period.

✓

We require employment and post-employment covenants (including non-compete, non-solicitation and assignment of intellectual property) for executive officers and certain other senior officers

Performance Highlights and SUPERVALU Acquisition

  •
  Fiscal 2018 was a year of strong growth, as revenues first passed the $10 billion mark, increasing 10% over the previous year.

  •
  The SUPERVALU acquisition, completed in October 2018, was a transformative event, greatly increasing the Company's size and scope of operations.

Addressing the 2017 Say-on-Pay Vote

        Our annual say-on-pay vote is one of our opportunities to receive feedback from stockholders regarding our executive compensation program. Prior to 2017, we consistently received strong shareholder support for our executive compensation for our Named Executive Officers, averaging more than 95% approval for compensation in fiscal years 2014 through 2016. At our annual meeting of stockholders in December 2017, we submitted a proposal to our stockholders to approve on an advisory basis our executive compensation for our Named Executive Officers for fiscal 2017, and approximately 66% of our stockholders voted against that proposal. The Board and Compensation Committee took this matter very seriously and sought to better understand what drove this significant change in support.

        We actively sought feedback from stockholders regarding what motivated their votes and what actions we could take to address their concerns about our executive compensation program. Our Compensation Committee considered the vote result and the feedback we received as it evaluated the compensation we offer to our executive officers for fiscal 2019.

        Since our last Annual Meeting of Stockholders, we reached out to stockholders representing over 79% of our outstanding shares of common stock. For all of our investors, we offered engagement opportunities with our Lead Independent Director and Chair of the Compensation Committee, who was involved with management's engagement efforts in prior years. Holders of approximately 63% of our stock responded to our invitations to engage. We spoke with (or in one case have set a date to speak with) stockholders holding more than 40% of our outstanding common stock. During each of these meetings with investors, we specifically requested feedback regarding our executive compensation program. We also spoke with the proxy advisory firm, ISS.

        Because we were actively engaged in negotiating the SUPERVALU merger in the period following our December 2017 annual meeting (commencing in the Spring of 2018), we were unable to begin the process of speaking with stockholders until after the acquisition had been announced, in August 2018. Moreover, most of our executive compensation planning and decision-making for fiscal 2018 had taken place before the 2017 annual meeting. As a result, our executive compensation programs for fiscal 2018 do not reflect many of the changes we expect to make as a result of the feedback from our most recent stockholder engagement. Fiscal 2019 compensation decisions do reflect these changes, as well as those occasioned by the SUPERVALU acquisition.

        Based on feedback from our investors, the Company and our Compensation Committee largely attributes the 2017 say-on-pay advisory vote results to the special awards and payments made to our Named Executive Officers in fiscal 2017, including special performance stock units for our Chief Executive Officer and Chief Operating Officer, special four-year cliff vesting stock units for our other Named Executive Officers and a special cash bonus for our Chief Executive Officer in connection with his entering into an employment agreement and assuming the role of Chairman of the Board. The special award and payments are not part of our core program, and were awarded to align the Named Executive Officers with our long-term strategy and, for Mr. Spinner, to recognize his assumption of the Chairman role, the extension of his employment agreement and stronger non-compete limitations.

        In our discussions with stockholders, we also explained the business challenges that drove short-term compensation decisions for fiscal 2017. Stockholders were receptive to changes that we proposed for the future, including: longer performance periods for performance stock units, or PSUs, which we conveyed that the Compensation Committee would consider for fiscal 2020, after the integration of the SUPERVALU business had stabilized, allowing for more predictability for longer term performance targets; revisions to our severance agreements and change in control severance arrangements; and vesting through retirement treatment for equity awards. Stockholders responded positively to the governance initiatives described elsewhere in this proxy statement, including enhancements to our stock ownership guidelines and recoupment policy. In addition, the Compensation Committee expects to consider the views of our investors before making any future one-time awards and, in any event, would make such awards selectively, only when the circumstances warranted such awards.

        We summarize below the concerns we heard regarding our executive compensation program and how we responded to those concerns.

What We Heard	How We Responded	Intended Outcome and When Effective
Concerns about terms and potential payouts on termination following a Change-in-Control or other severance	• Reduced multiple of annual compensation for CEO, CFO and COO on Change-in-Control severance	• Addresses concerns about entrenchment and possible overpayment • Effective now for all Named Executive Officers

•

Clarified that double-trigger Change-in-Control payout may only be paid following a transaction, not just stockholder approval of transaction

•

In each case, under existing and revised provisions, payout also requires termination of employment without Cause or for Good Reason

	• Limited group eligible for Change-in-Control and other severance (outside of Company-wide severance plans)	• Effective for future hires and promotions
Special retention equity-based awards to Named Executive Officers and one-time cash bonus to CEO in fiscal 2017 were not sufficiently aligned with interests of stockholders

•

We did not grant special equity-based or cash awards in fiscal 2018 or fiscal 2019

•

For 2019, we began use of tally sheets to assure that all compensation is considered in making new compensation decisions, and will fully implement in future years; also implementing internal pay equity analysis

•

We increased use of peer group comparisons in making executive compensation decisions

•

Links pay to performance in a balanced and competitive program

•

Changes reflected to some extent in fiscal 2018 (no special retention equity grants)

•

Additional measures to link pay to performance in fiscal 2019

One year performance period for PSUs is too short	• Future grants of PSUs to have 2-year performance period	• Focuses incentive pay more heavily on long-term results

What We Heard	How We Responded	Intended Outcome and When Effective
	• The Compensation Committee will consider moving to 3-year performance periods once the SUPERVALU integration process has been underway for a year	• All PSUs have 2-year performance period for fiscal 2018 and fiscal 2019 grants; will consider 3-year performance period beginning in fiscal 2020 • Using new analytic tools in fiscal 2019
Disclosures concerning performance goals were not sufficiently clear	• Increased disclosure of performance metrics and peer group analysis	• Greater transparency and accountability

Fiscal 2019 Highlights

        Changes that we have made or expect to make in fiscal 2019 in response to the SUPERVALU transaction, the Company and Compensation Committee's decisions regarding 2019 modifications, as well as feedback from investors, include the following items, which are described in more detail further below:

  •
  Effective upon the closing of the acquisition of SUPERVALU, we entered into an amended and restated employment agreement with Mr. Spinner, in recognition of the broader role that he is taking on as Chair and Chief Executive Officer of the combined Company following the acquisition of SUPERVALU;

  •
  Effective upon the closing of the acquisition of SUPERVALU, we entered into a new employment agreement with Mr. Griffin, in recognition of the new role that he is taking on as Chief Executive Officer of SUPERVALU and leader of the business and operational integration of SUPERVALU with the Company;

  •
  Together with our independent compensation consultant, Semler Brossy, we reviewed compensation comparisons for various companies reflective of the business and scale of operations of UNFI and SUPERVALU combined;

  •
  As part of a general review of corporate governance practices, we strengthened our policies relating to recoupment or clawback of incentive compensation and stock ownership guidelines for officers;

  •
  In recognition of stockholder concerns, we revised some of our arrangements with Named Executive Officers relating to severance, both with and without a change in control;

  •
  We adopted a policy of permitting vesting to continue under RSUs and PSUs after an executive has retired, in lieu of either requiring the awards to be forfeited, or accelerating vesting on retirement, with the rationale behind this change being to incentivize the executive who is facing retirement to work for the longer term benefit of the Company, with the executive having a prorated award in the year of retirement reflective of the service period prior to retirement;

  •
  Working with our compensation consultant, we commenced development of various tools designed to help the Compensation Committee and management analyze executive compensation decisions within a larger company context, including tally sheets that identify all sources of an executive's compensation and internal pay equity analysis; and

  •
  We moved away from practices that draw criticism from stockholders, including: one-time special purpose bonuses, grants and one-year vesting PSUs (practices which we employed to deal with business realities in fiscal 2017) and payment of a housing allowance (plus a gross up for taxes on such allowance) for our Chief Executive Officer.

Executive Compensation Program Philosophy

        Our executive compensation program is designed to:

  •
  Attract individuals with the skills and culture necessary for us to achieve our business plan;

  •
  Motivate our executive talent;

  •
  Reward our executives fairly over time for performance that enhances stockholder value;

  •
  Retain those individuals who continue to drive our success and culture; and

  •
  Instill a pay for performance work environment.

        Our executive compensation program is also designed to reinforce a sense of ownership in the Company, urgency with respect to meeting deadlines and overall entrepreneurial spirit. The program links rewards, including both short- and long-term awards, as well as cash and non-cash awards, to measurable corporate and individual performance metrics established by the Compensation Committee.

        The program measures achievement of corporate and business unit financial goals and individual goals tied to the executive's specific areas of concentration. These goals support our short- and long-term business strategies and are aligned with the interests of our stockholders. In addition, our executive compensation program is designed to balance our growth strategies with a managed approach to risk tolerance.

        In applying these principles, we seek to integrate compensation with our short- and long-term strategic plans and to align the interests of our executives with the long-term interests of our stockholders through equity-based opportunities.

How We Make Decisions Regarding Executive Pay

        The Compensation Committee, management and the Compensation Committee's independent compensation consultant (which was Semler Brossy for purposes of fiscal 2018 compensation) each play a role in designing our executive compensation program and determining performance levels and associated payouts.

Role of the Compensation Committee

        The Compensation Committee is responsible for establishing, implementing and monitoring our executive compensation program and its adherence to our compensation philosophy. The Compensation Committee approves the minimum performance thresholds and our executive officers' individual financial and strategic performance metrics applicable to our annual cash incentive plan as described in "Components of our Executive Compensation Program—Performance-Based Annual Cash Incentive Compensation" and sets performance metrics applicable to the performance-based component of our long-term equity incentive plan as described in "Components of our Executive Compensation Program—Long Term Equity-Based Incentive Program". The Compensation Committee is responsible for approving our employment policies and agreements affecting executive officers, including the employment agreements for Mr. Spinner and Mr. Griffin. The Compensation Committee also evaluates actual corporate and individual performance against the established goals and determines appropriate levels of compensation for our executives. The Compensation Committee makes all decisions with respect to the compensation of our Chief Executive Officer and approves compensation for our other executive officers.

        As part of the compensation approval process for our executive officers, other than our Chief Executive Officer, the Compensation Committee considers the views and recommendations of management, particularly our Chief Executive Officer, and in setting the compensation for all of our executive officers the Compensation Committee considers the recommendation of its independent compensation consultant as described in greater detail below.

Role of Management

        Our Chief Executive Officer and Chairman, Chief Human Resource Officer and Chief Financial Officer provide the Compensation Committee with an assessment of our corporate performance and the performance of our executive officers, and make recommendations for the compensation of our other executive officers based on this assessment. Additionally, our Chief Executive Officer and Chairman, Chief Human Resource Officer, and Chief Financial Officer discuss with the Compensation Committee management's internal projections with respect to a variety of performance metrics and operations goals for future fiscal years on which performance-based compensation will be based. The Chief Legal Officer, General Counsel and Corporate Secretary provides guidance on governance principles and practices, investor perspectives, regulatory trends and analyses in the context of executive compensation determinations.

        No executive officer makes any decision on any element of his or her own compensation, and our Chief Executive Officer and Chairman does not participate in deliberations regarding his compensation.

Role of Independent Compensation Consultant

        The Compensation Committee selected and directly retained Semler Brossy as its compensation consultant during fiscal 2018 to provide independent, third-party advice and expertise on all aspects of executive compensation and related corporate governance matters, including designing and establishing our executive compensation program for fiscal 2018 and fiscal 2019. Semler Brossy provided input and guidance related to our fiscal 2018 and fiscal 2019 incentive plan design, reviewed our Compensation Discussion and Analysis and associated disclosures, and summarized and provided perspective on market developments related to executive compensation, including regulatory requirements and related disclosures. Semler Brossy does not provide any other services to us. The Compensation Committee assessed the independence of Semler Brossy pursuant to SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Semler Brossy from serving as an independent consultant to the Compensation Committee. In the future, the Compensation Committee may retain other similar consultants.

Competitive Marketplace Assessment

        In making compensation decisions, the Compensation Committee periodically reviews the compensation packages for officers in like positions with similar responsibilities at organizations similar to ours. In addition to compensation levels, the Compensation Committee also reviews program designs, including an assessment of pay vehicles and performance metrics, a Mercer general industry survey and other information provided by Semler Brossy. In selecting appropriate data, the Compensation Committee considers general industry companies with revenue between $5 and $10 billion. The market midpoint among these general industry companies is defined as the average of the 25th and 50th percentiles to account for the low-margin nature of the food distribution business relative to general industry companies. The Compensation Committee also reviews data from food and distribution-related businesses of similar size and facing similar business conditions as the Company. The market midpoint for the food and distribution-related companies is set at the 50th percentile. In setting compensation for fiscal 2018, the Committee considered the general industry data described above. In setting compensation for the Chief Executive Officer, the Compensation Committee also reviewed food and distribution industry comparator data. The comparator group used for the CEO compensation decision for fiscal 2018 consisted of SUPERVALU, Whole Foods Market, Synnex Corporation, CDW Corp., Core-Mark Holding Company, Henry Schein, Inc., Owens & Minor, Inc., Dean Foods Company, SpartanNash Company, Wesco International, Inc., Casey's General Stores, Anixter International Inc., Seaboard Corporation, Insight Enterprises, Inc., The Andersons Inc., Watsco Inc., Smart & Final Stores and Ingles Market Inc.

        In making decisions in September and October 2018 concerning compensation for fiscal year 2019, the Compensation Committee considered data from a mix of food and distribution-related companies of similar size and facing similar business conditions to the combined business of UNFI and SUPERVALU. In setting compensation for Named Executive Officers for fiscal 2019, the Compensation Committee considered general industry data and a comparator group consisting of Sysco Corporation, Tech Data Corporation, Arrow Electronics, Inc., US Foods Holding Corp., Synnex Corporation, Avnet, Inc., Performance Food Group Company, CDW Corp., SUPERVALU, Henry Schein, Inc., Core-Mark Holding Co., Inc., Pilgrim's Pride Corporation and SpartanNash Company. In making decisions concerning Mr. Griffin's employment agreement and compensation, the Compensation Committee also examined data for the most highly paid and second most highly paid executives at Sysco Corporation, Synnex Corp., W.W. Grainger, Inc., Staples, Inc., SpartanNash Company, Office Depot, Inc., Tech Data Corporation, CDW Corp., Wesco International, Inc. and Core-Mark Holding Co., Inc.

        Market data is only one factor that the Compensation Committee considers when making determinations regarding executive compensation. Other factors considered include individual performance, internal equity, scope of responsibilities, tenure, criticality of the position and executive retention concerns, and the need to recruit new officers. Consequently, the Compensation Committee does not target a specific positioning versus the market for each role, and takes into account all the above factors in determining the competitiveness of our compensation.

Components of our Executive Compensation Program for Fiscal 2018

        Our executive compensation philosophy is reflected in the principal elements of our executive compensation program. The four key components of our executive compensation program in fiscal 2018 were:

  •
  Base salary;

  •
  Performance-based annual cash incentives;

  •
  Long-term equity-based incentive awards in the form of time-based vesting restricted stock units and performance-based vesting restricted stock units; and

  •
  Other compensation and benefits including minimal perquisites and participation in the Deferral Plans (as described in "EXECUTIVE COMPENSATION TABLES—Nonqualified Deferred Compensation—Fiscal 2018" below) as well as participation in benefit plans generally available to all of our employees, such as the 401(k) Plan.

Pay Mix

        When setting target total compensation for fiscal 2018 for the Named Executive Officers other than our Chief Executive Officer, the Compensation Committee determined that target cash compensation and equity-based compensation would each be approximately 50% of such Named Executive Officer's total target compensation, and that base salary would contribute approximately 57% in the case of Messrs. Griffin and Zechmeister and 67% in the case of Messrs. Dorne and Green, to targeted total cash compensation. The Compensation Committee determined that target cash compensation and equity-based compensation would be approximately 35% and 65%, respectively, of our Chief Executive Officer's total compensation for fiscal 2018. Total target cash compensation of our

Chief Executive Officer was comprised of approximately 50% base salary and 50% performance-based cash incentives. The Compensation Committee determined that a separate pay structure for our Chief Executive Officer is necessary to deliver competitive pay and that the weighting of the design more towards incentive compensation was most appropriate.

Base Salary

        For fiscal 2018 base salaries were generally targeted at the median of comparator companies similar to UNFI, which is represented by the range between the 25th and 50th percentile of general industry information. For fiscal 2018, the base salary for each of the Named Executive Officers was increased over fiscal 2017 levels by the percentages noted below. With the exception of Messrs. Zechmeister, Griffin and Green, the percentage increases are consistent with the merit pool for the Company as a whole. In the case of Messrs. Zechmeister and Griffin, the competitive market place assessment determined that their base salaries were below market for an employee performing comparable duties and their increase is indicative of our attempt to close this gap. The change in Mr. Green's base salary reflects the additional responsibilities he assumed with respect to the Company's Fresh operations in the Pacific region. Set forth below are the fiscal 2017 and fiscal 2018 base salaries for the Named Executive Officers and the percentage change between periods.

Named Executive Officer	Fiscal 2017 Base Salary(1)	Fiscal 2018 Base Salary(1)	Percentage Change
Steven L. Spinner	$922,500	$946,000	2.5%
Michael P. Zechmeister	$461,250	$493,538	7.0%
Sean F. Griffin	$550,000	$588,500	7.0%
Joseph J. Traficanti	$389,500	$399,250	2.5%
Paul S. Green	$335,000	$351,750	5.0%
Eric A. Dorne	$383,400	$393,100	2.5%

(1)
For each Named Executive Officer, fiscal 2017 base salaries were effective as of September 25, 2016 and fiscal 2018 base salaries were effective for the first pay period in October 2017.

Performance-Based Annual Cash Incentive Compensation

        Performance Metrics.    The Compensation Committee is responsible for setting the minimum, target and "stretch" performance levels and related payout levels from $0 to maximum payout for our performance-based annual cash incentive compensation discussed below. Receipt of this compensation is contingent upon satisfaction of these Company-wide metrics established by the Compensation Committee together with specific Company-wide, division-level or individual financial or operational performance goals. In the case of our Chief Executive Officer and Chairman, these goals are determined by the Compensation Committee after consultation with the Chief Financial Officer and Chief Human Resources Officer. For all other Named Executive Officers, these goals are recommended by our Chief Executive Officer and Chairman, Chief Human Resources Officer and Chief Financial Officer and approved by the Compensation Committee. The factors considered in setting this target compensation vary depending on the individual executive, but generally relate to strategic projects or financial factors such as earnings before interest, taxes, depreciation and amortization ("EBITDA"), return on invested capital ("ROIC"), earnings per diluted share ("EPS"), and other measures of our profitability. The Compensation Committee reserves the right to make incentive awards based on other factors when circumstances warrant such awards, but does not intend to do so except in limited circumstances going forward.

        EBITDA is a non-GAAP performance metric that we further adjust in setting performance compensation. ROIC and EPS are GAAP metrics that we adjust in setting compensation, with the result that adjusted ROIC and adjusted EPS are also non-GAAP metrics. Calculations of adjusted EBITDA, adjusted ROIC and adjusted EPS for fiscal 2018 and a reconciliation to the nearest GAAP metric are set forth in Annex A to this proxy statement for your reference.

  •
  Adjusted EBITDA for purposes as the annual incentive compensation plan represents net operating profit before non-operating expenses (interest expense, interest income, other expenses), depreciation, amortization, and the provision for taxes, plus or minus certain adjustments falling into categories approved by the Compensation Committee.

  •
  Adjusted ROIC for purposes of the annual incentive compensation plan represents net operating profit after income taxes, divided by the sum of total debt and stockholders' equity, plus or minus certain adjustments falling into categories approved by the Compensation Committee.

  •
  Adjusted EPS for purposes of the annual incentive plan consists of earnings per diluted share, adjusted to reflect restructuring and asset impairment expenses and acquisition related costs, net of tax, and both the remeasurement of deferred tax liabilities and the reduction in the federal income tax rate as a result of U.S. tax reform.

        Minimum Performance Hurdles.    For fiscal 2018, as a condition for paying out annual cash incentive compensation to any of the Named Executive Officers (regardless of individual achievements) we required that we:

  •
  maintain a ratio of total debt to adjusted EBITDA not to exceed 3.0x;

  •
  maintain compliance with our debt covenants under our credit facilities;

  •
  achieve a minimum level of GAAP EPS of $1.00; and

  •
  assure that our profit sharing program was fully funded.

        For fiscal 2018, each of these minimum funding hurdles was achieved. Our ratio of total debt to adjusted EBITDA was 1.14, we were in compliance with our debt covenants, our GAAP EPS was $3.26, and we fully funded the profit sharing plan.

        Performance-Based Annual Cash Incentive Targets (Potential Payouts).    As discussed in more detail below, for the Named Executive Officers, the annual cash award targets, or potential payouts, for fiscal 2018 at various performance levels were set as percentages of base salary as follows:

	Applicable Targets as % of Fiscal 2018 Salary
Named Executive Officer	Threshold	Target	Stretch
Steven L. Spinner	16%	100%	200%
Michael P. Zechmeister	12%	75%	150%
Sean F. Griffin	12%	75%	150%
Joseph J. Traficanti	8%	50%	100%
Paul S. Green	8%	50%	100%
Eric A. Dorne	8%	50%	100%

        For example, if the Company achieved its targets at the threshold level, and Mr. Spinner satisfied his personal targets at the threshold level, Mr. Spinner's potential cash incentive would be an amount equal to 16% of his base salary; at target level, he would potentially receive a cash incentive an amount equal to 100% of his base salary; and at the stretch level he would potentially receive an award equal to 200% of his base salary. The actual payout would also depend, however, on whether the Company met the minimum performance hurdles described above; if these were not satisfied, there would be no payout. In addition, payout could be reduced at the discretion of the Compensation Committee based on such factors as it deemed appropriate.

        Corporate-level Performance Targets.    In initially setting the performance targets for fiscal 2018, the Compensation Committee reviewed historical levels of performance, the competitive environment and Company-specific initiatives contemplated for fiscal 2018. In establishing the intended degree of difficulty of the payout levels for each performance metric, the Compensation Committee set the performance targets at levels that required successful implementation of corporate operating objectives for meaningful payouts to occur. The Compensation Committee believed that the initial targets related to "threshold" performance were achievable in light of budgeted expectations, but the payouts for "target" performance and "stretch" performance each required significant improvement over the prior year's comparable performance after taking into account the impact of important Company-specific initiatives designed to support our growth and enhance our long-term operating results. We believe that one of the best indicators of how difficult a particular performance metric was to achieve is reflected in what level of payout the executive actually received with respect to the metric.

        In fiscal 2018, Company-level financial goals, including adjusted EBITDA, adjusted EBITDA as a percentage of net sales, adjusted ROIC, adjusted EPS or regional or division-level adjusted EBITDA and regional or divisional net sales made up 80% of each Named Executive Officer's targeted performance-based annual incentive compensation. One or more strategic goals tailored for each Named Executive Officer based on his responsibilities made up the remaining 20% of the Named Executive Officer's targeted performance-based annual incentive compensation.

        The mix of Company-level metrics provides a balanced performance-measurement framework that captures earnings, profitability, and capital efficiency. Weightings on Company-wide measures for each Named Executive Officer are determined based on each executive's role and the factors that the executive can influence.

        The following is a breakdown of which Company-level financial goals applied to each of the Named Executive Officers in addition to the minimum GAAP EPS metric applicable to all of our Named Executive Officers:

Performance Measures
Named Executive Officer	Adjusted EBITDA	Adjusted EPS	Adjusted ROIC	Adjusted EBITDA as % of net sales
Steven L. Spinner		X	X
Michael P. Zechmeister		X	X	X
Sean F. Griffin	X		X	X
Joseph J. Traficanti	X		X
Paul S. Green	X		X
Eric A. Dorne	X		X	X

        Initial Establishment of Performance Targets.    The performance targets tied to company-level financial goals selected by the Compensation Committee for the Named Executive Officers for fiscal 2018 were set in September 2017 at the following amounts:

Performance Measures	Threshold	Target	Stretch
Adjusted EBITDA in $000's	$297,571	$338,149	$378,727
Adjusted ROIC	6.13%	6.97%	7.81%
Adjusted EPS	$2.38	$2.71	$3.04
Adjusted EBITDA as % of Net Sales	3.35%	3.50%	3.60%

        Determination of Performance-Based Annual Cash Incentive Plan Payouts.    If the minimum funding hurdles of our annual cash incentive plan are achieved, the Compensation Committee reviews the performance of each Named Executive Officer during the performance period and determines the level of performance-based compensation, if any, to be paid to each Named Executive Officer. This amount may not exceed the amount of payouts for "stretch" performance. However, the Compensation Committee may, in its discretion, award an amount less than the amount attributable to a certain level of performance that was attained.

        The Compensation Committee determined in September 2018 that the minimum performance hurdle related to GAAP EPS of $1.00 had been achieved, as had the funding thresholds related to the level of our debt, expressed as a percentage of adjusted EBTIDA, compliance with our debt covenants and funding of the profit sharing plan. Thereafter, the Compensation Committee reviewed with management our anticipated financial results for fiscal 2018 and the actual amounts earned by the Named Executive Officers were determined and paid in a single lump sum in the first quarter of fiscal 2019 following the filing of our Annual Report on Form 10-K, unless the executive had previously elected to defer such compensation into the Deferred Compensation Plan.

        When measuring our performance against the adjusted EBITDA, adjusted EBITDA as a percentage of net sales, and adjusted ROIC targets, the Compensation Committee approved certain adjustments to our actual fiscal 2018 results. The adjusted results included approximately $18.2 million of upward adjustments to EBITDA in the aggregate related to (i) costs related to litigation and governance matters, (ii) restructuring and impairment charges primarily related to the disposition of our Earth's Origin's Market retail business, and (iii) acquisition-related costs. The Compensation Committee believed it was appropriate to adjust for the impact of these items in light of the fact that the events giving rise to these items had not been entered into or had not been contemplated at the time the performance targets were established or were unusual or unrelated to our core performance. As a result, our EBITDA of $317.5 million was adjusted upward to $335.8 million and our EBITDA as a percentage of net sales of 3.36% was adjusted upward to 3.47%. In addition to the income statement adjustments noted above, our GAAP ROIC was adjusted to exclude approximately $5.4 million of long-term debt we incurred to make an investment in fiscal 2017 and 2018 in total and approximately $43.3 million of benefit the Company experienced as a result of U.S. tax reform. As a result, our ROIC of 8.02% calculated on a GAAP basis for fiscal 2018 was adjusted downward to 6.83%.

        When measuring our performance against the EPS target other than the threshold level required for payout of any incentive under the annual cash incentive plan, the Compensation Committee approved certain adjustments to our actual fiscal 2018 EPS share for the same reasons it approved adjustments to our EBITDA and ROIC. The adjustments to our GAAP EPS resulted in a downward adjustment of approximately $0.48 to EPS in the aggregate related to (i) the net loss per share related to the restructuring and impairment costs, (ii) loss on the disposition of our Earth's Origin's Market retail business, (iii) acquisition related costs, (iv) the remeasurement of net deferred tax liabilities as a result of the Tax Cuts and Jobs Act, and (v) the impact of the rate reduction as a result of tax reform. As result, our EPS of $3.26 calculated on a GAAP basis for fiscal 2018 was adjusted downward to $2.78 per diluted share.

        The calculations of adjusted EBITDA, adjusted ROIC and adjusted EPS are set forth in Annex A to this proxy statement.

        The following table sets forth for each Named Executive Officer the total amount of performance-based annual incentive awards targeted for the Named Executive Officer (which represents the "target" level) and the actual amount of performance-based annual incentive awards earned by the Named

Executive Officer expressed in dollars, as a percentage of the Named Executive Officer's base salary, and as a percentage of the such targeted amount:

			Actual Performance- Based Incentive Payment
				Performance- Based Incentive Payment
	Performance-Based Annual Incentive
			As a Percentage of Base Salary	As a Percentage of Target
Named Executive Officer	Target	Actual
Steven L. Spinner	$942,385	$1,013,300	107.5%	107.5%
Michael P. Zechmeister	$366,428	$320,717	65.6%	87.5%
Sean F. Griffin	$436,933	$325,081	55.8%	74.4%
Joseph J. Traficanti	$198,875	$227,515	57.2%	114.4%
Paul S. Green	$175,130	$193,242	55.2%	110.4%
Eric A. Dorne	$196,418	$146,136	37.2%	74.4%

        Details regarding the performance targets and the associated levels of performance payout percentage that have been paid for fiscal 2018 for each of our Named Executive Officers are included below. Set forth below is the amount of annual incentive compensation, expressed as a percentage of base salary, that each Named Executive Officer earned and could have earned based on "threshold", "target" and "stretch" fiscal 2018 performance:

Steven L. Spinner

	Annual Incentive Payout as % of Fiscal 2018 Actual Base Salary
Individual Goals	Threshold	Target	Stretch	Actual
Adjusted EPS	5.0%	50.0%	100.0%	60.5%
Adjusted ROIC	3.0%	30.0%	60.0%	27.0%
Strategic plan execution	8.0%	20.0%	40.0%	20.0%

Total:	16.0%	100.0%	200.0%	107.5%

Michael P. Zechmeister

	Annual Incentive Payout as % of Fiscal 2018 Actual Base Salary
Individual Goals	Threshold	Target	Stretch	Actual
Adjusted EPS	3.8%	37.5%	75.0%	60.5%
Adjusted ROIC	2.2%	22.5%	45.0%	27.0%
Adjusted EBITDA as % of net sales	6.0%	15.0%	30.0%	—

Total:	12.0%	75.0%	150.0%	87.5%

Sean F. Griffin

	Annual Incentive Payout as % of Fiscal 2018 Actual Base Salary
Individual Goals	Threshold	Target	Stretch	Actual
Adjusted EBITDA	3.8%	37.5%	75.0%	47.4%
Adjusted ROIC	2.2%	22.5%	45.0%	27.0%
Adjusted EBITDA as % of net sales	6.0%	15.0%	30.0%	—

Total:	12.0%	75.0%	150.0%	74.4%

Joseph J. Traficanti

	Annual Incentive Payout as % of Fiscal 2018 Actual Base Salary
Individual Goals	Threshold	Target	Stretch	Actual
Adjusted EBITDA	2.5%	25.0%	50.0%	47.4%
Adjusted ROIC	1.5%	15.0%	30.0%	27.0%
Legal expense management	4.0%	10.0%	20.0%	40.0%

Total:	8.0%	50.0%	100.0%	114.4%

Paul S. Green

	Annual Incentive Payout as % of Fiscal 2018 Actual Base Salary
Individual Goals	Threshold	Target	Stretch	Actual
Pacific Region adjusted EBITDA(1)	1.5%	15.0%	30.0%	35.9%
Adjusted EBITDA	1.0%	10.0%	20.0%	18.9%
Pacific Region adjusted EBITDA as % of net sales(1)	4.0%	10.0%	20.0%	12.0%
Adjusted ROIC	0.8%	7.5%	15.0%	13.5%
Pacific Region net sales(1)	0.7%	7.5%	15.0%	30.0%

Total:	8.0%	50.0%	100.0%	110.3%

(1)
In setting the performance metrics applicable to Mr. Green based on performance of our Pacific Region, we considered historical levels of performance and based the performance metrics on results that were improvements over the prior year's results. We believe that one of the best indicators of how difficult a particular performance metric is to achieve is reflected in the level of payout the executive actually received with respect to that metric. For the performance metrics for which we have not disclosed targets (because we do not publicly disclose region-specific targets), Mr. Green achieved "stretch" and slightly below "stretch" performance level for Pacific Region adjusted EBITDA as percentage of net sales and Pacific Region adjusted EBTIDA, respectively, and slightly above "threshold" performance level for Pacific Region net sales.

Eric A. Dorne

	Annual Incentive Payout as % of Fiscal 2018 Actual Base Salary
Individual Goals	Threshold	Target	Stretch	Actual
Adjusted EBITDA	2.5%	25.0%	50.0%	47.4%
Adjusted ROIC	1.5%	15.0%	30.0%	27.0%
Adjusted EBITDA as % of net sales	4.0%	10.0%	20.0%	—

Total:	8.0%	50.0%	100.0%	74.4%

Long-term Equity-Based Incentive Program

        2018 Grant of Time-Vesting and Performance Units.    Our long-term equity-based incentive program in fiscal 2018 for our Named Executive Officers consisted of time-based vesting restricted stock units and performance-based vesting restricted stock units. Approximately 50% of the aggregate grant date fair value of these units represented time-based vesting units and the remainder were performance-based vesting units.

        The Compensation Committee believes that a mix of time- and performance-based vesting restricted stock units provides a Named Executive Officer with an incentive to improve our stock price performance and a direct alignment with stockholders' interests, as well as a continuing stake in our long-term success. In addition, because the time-based equity awards vest ratably over four years (except as described below in the case of Mr. Spinner), and the performance units vest two years from the date of grant, if earned, we believe these awards provide strong retention incentives for the executives to remain employees of ours over the long term.

        In fiscal 2018, the Compensation Committee determined the target grant date fair value of equity awards for our compensation program was to be based on percentages of the recipient's then base salary dependent on the eligible employee's position within the Company. For our Named Executive Officers, the percentages were:

• Steven L. Spinner:	325%
• Michael P. Zechmeister:	200%
• Sean F. Griffin:	200%
• Joseph J. Traficanti:	150%
• Paul S. Green:	150%
• Eric A. Dorne:	150%

        As in previous years, these grants were made in September when the Compensation Committee also approved changes to our executive officers' annual base salaries, and became effective after we publicly released our preliminary results of operations for the most recently completed fiscal year.

        Performance-Metrics for Performance Units.    The performance-based restricted stock units granted in fiscal 2018 have two equally-weighted performance criteria: fiscal 2019 adjusted EBITDA and fiscal 2019 adjusted ROIC, calculated in the same manner as the metrics for the annual incentive plan, but for fiscal 2019, rather than fiscal 2018. The applicable Named Executive Officers are eligible to earn between 0% and 200% of their targeted award, depending on our performance during the relevant measurement period with respect to five levels of performance for adjusted EBITDA and adjusted ROIC, respectively. In addition to the performance criteria tied to adjusted EBITDA and adjusted ROIC, the Compensation Committee approved the ability to adjust the number of units that will vest upward or downward by up to 10% depending on how our common stock price performs relative to the S&P Mid Cap 400 Index ("Relative TSR") over the two-year performance period ending on the close of fiscal 2018.

        In addition to the adjusted EBITDA and adjusted ROIC performance metrics, these awards include a minimum level of EPS, calculated on a GAAP basis, that must be achieved for the particular performance period before any Named Executive Officer that is a "covered employee" under Section 162(m) of the Code will be eligible to have these units vest. This EPS target constitutes the performance metric required under Section 162(m) of the Code. Even if this target is exceeded, the Company's actual underlying performance must meet or exceed the level necessary to generate this level of EPS before any of these units will be earned.

        The performance metrics underlying these performance units were established by the Compensation Committee based on our business planning process with target level of performance established at levels that were, at the time of the grant, consistent with our internally prepared projections with significant improvements over those projections required to achieve above-target payouts and a threshold level of adjusted EBITDA and/or adjusted ROIC established below which none of the performance units would be earned.

        2018 Grant for Mr. Spinner.    In previous years, the Company has granted Mr. Spinner performance units that vested over a single year, in addition to performance units with a two-year performance period. In fiscal 2018, the Compensation Committee decided to eliminate this practice in order to more closely align Mr. Spinner's compensation with that of other Named Executive Officers. In recognition of such change, Mr. Spinner's 2018 grant of time-vesting restricted stock vested 60% in the first year, while the remainder vests in increments of 13.33% per year over the next three years.

        Retirement.    Under the Company's stock incentive plan and historically in its award agreements with executives, an executive who retired would generally forfeit his or her award if it had not yet vested. When Mr. Traficanti retired effective as of the end of fiscal 2018, the Compensation Committee determined to accelerate the vesting of his outstanding unvested RSU awards in recognition of his long service to the Company (his PSUs were forfeited). In October 2018, after reviewing retirement provisions and practices for the treatment of equity awards at comparable companies, the Compensation Committee determined to change the terms of its long term compensation awards to accommodate executives who might consider retiring and to better assure that their awards provided an incentive to work for the long term best interests of the Company regardless of their retirement plans. Accordingly, the Committee determined that in the future, time-vesting RSUs will continue to vest during retirement on the same terms as they would if the executive had not retired, but without the requirement that they remain employed. PSUs will be treated similarly on retirement, but subject to actual performance at the time achievement of performance objectives is measured. In addition, an executive's equity awards granted in the year of retirement will be prorated to reflect the service period prior to the date of retirement. Retirement vesting will only be available to employees age 59 or older who voluntarily terminate employment after at least 10 years of service to the Company.

Other Compensation and Benefits

        The Named Executive Officers are eligible for the same level and offering of benefits that we make available to other employees, including our 401(k) plan, health care plan, life insurance plans, and other welfare benefit programs. In addition to the standard benefits offered to all employees, the Named Executive Officers are eligible to participate in the Deferral Plans. We provide the Named Executive Officers with the ability to defer compensation as a competitive pay practice so they may save amounts in a non-qualified retirement plan that are greater than the amount permitted to be deferred under the 401(k) Plan. For a description of the Deferral Plans, see "EXECUTIVE COMPENSATION TABLES—Nonqualified Deferred Compensation—Fiscal 2018." below. We do not have any defined benefit pension plans available to our Named Executive Officers.

        Perquisites and Other Benefits.    We provide certain Named Executive Officers with perquisites and other benefits that we believe are reasonable and consistent with our overall executive compensation program. The costs of these benefits constitute only a small portion of each Named Executive Officer's total compensation and includes, for certain Named Executive Officers, contributions to our defined contribution plan, the payment of premiums for life insurance, automobile allowances and commuting air travel reimbursement. We offer perquisites and other benefits that we believe to be competitive with benefits offered by companies with whom we compete for talent for purposes of recruitment and retention.

Changes to our Executive Compensation Program for Fiscal 2019

        For fiscal 2019, the Compensation Committee made changes to the compensation program for the Named Executive Officers based in part on the competitive market assessment provided by Semler Brossy.

        Base Salary.    Fiscal 2019 base salaries were generally targeted at the median of companies with businesses similar to UNFI, which is represented by the range between the 25th and 50th percentile of general industry information in the market assessment, so as to account for the lower margin nature of the food distribution business as compared to general industry data. For fiscal 2019, the base salary for each of the Named Executive Officers has been increased over fiscal 2018 levels as follows: Mr. Spinner's base salary was increased from $946,000 to $1,200,000, Mr. Zechmeister's base salary was increased from $577,000 to $675,000, Mr. Griffin's base salary was increased from $589,000 to $930,000, Mr. Dorne's salary was increased from $425,000 to $500,000, and Mr. Green's base salary was increased from $380,000 to $410,000. For fiscal 2019, each of our Named Executive Officers is assuming broader management responsibilities due to the merger with SUPERVALU, and the change in their base salaries not only reflect those additional responsibilities, but are commensurate with base salaries of executives with similar roles in companies included the significantly larger companies in the new peer group. The fiscal 2019 base salaries were effective for the first pay period after their October 22, 2018 effective date.

        Annual Cash Incentive Compensation.    With the exception of Mr. Zechmeister, whose target annual cash incentive opportunity remained 75% of base salary, the Compensation Committee also approved changes to the Named Executive Officers' target annual cash incentive opportunity to be more in line with market practice in companies comparable to UNFI and SUPERVALU combined, as follows: Mr. Spinner's target was increased from 100% to 150% of base salary, Mr. Griffin's target was increased from 75% to 125% of base salary and each of Messrs. Dorne's and Green's target was increased from 50% to 75% of base salary.

        Long-Term Equity-Based Incentive Compensation.    For fiscal 2019, the Compensation Committee established a target long-term incentive opportunity for Mr. Spinner equal 425% of base salary and increased Mr. Griffin's target long-term incentive opportunity from 200% to 250% of base salary. No changes were made to the target long-term incentive opportunities for the other Named Executive Officers.

        Changes in Employment Arrangements and Policies.    Key concerns for the Compensation Committee for fiscal 2019 are adjusting the Company's executive compensation program to the needs of a now-much larger organization with the acquisition of SUPERVALU and responding to the concerns of stockholders with respect to the alignment of executive compensation and Company policies with the interests of the Company and its stockholders over the long term. Responding to these two concerns, the Compensation Committee approved:

  •
  amendments to Mr. Spinner's employment agreement as outlined below under "—Employment Agreements with Messrs. Spinner and Griffin, Severance Agreements and Change in Control Agreements," providing Mr. Spinner with more competitive compensation while strengthening provisions relating to recoupment of incentive compensation and, in response to investor concerns, removing provisions for reimbursement of housing expenses and a tax gross-up on such reimbursement and lowering the multiple for the receipt of change in control severance from 3.0 to 2.99 times base salary and annual cash incentives;

  •
  the entry into an employment agreement with Mr. Griffin, also described below under "—Employment Agreements with Messrs. Spinner and Griffin, Severance Agreements and Change in Control Agreements," providing Mr. Griffin with compensation reflecting his new role while also strengthening provisions relating to recoupment of incentive compensation;

  •
  amendments to the Change in Control definition to respond to investor concerns;

  •
  amendments to severance agreements to insert a three-year expiration date; and

  •
  enhancements to the Company's policies concerning recoupment and stock ownership requirements for executive officers and other senior officers of the Company.

Employment Agreements with Messrs. Spinner and Griffin, Severance Agreements and Change in Control Agreements

Employment Agreement with Steven L. Spinner

        In fiscal 2018, we were a party to an employment agreement with Mr. Spinner which was entered into in October 2016 (the "Prior Employment Agreement") and amended and restated on November 5, 2018 (as amended and restated, the "New Employment Agreement"). The Prior Employment Agreement had a three year term, subject to automatic one year renewals unless either party gives 180 days' notice of intent not to renew. The Prior Employment Agreement provided for an initial base salary and a target cash bonus opportunity. The Prior Employment Agreement also provided Mr. Spinner with certain benefits, such as reimbursement of expenses, paid leave and participation in the Company's employee benefit plans and programs.

        The Prior Employment Agreement provided for severance payments where Mr. Spinner is terminated without "cause" or if Mr. Spinner resigns with "good reason." The definitions of "cause" and "good reason" in the Employment Agreement are substantially similar to the meanings of those terms set forth below under "—Severance Agreements and Change in Control Agreements." In addition, a material breach of the Prior Employment Agreement by the Company would also constitute "good reason" under the Prior Employment Agreement.

        Under the Prior Employment Agreement, the severance payments owed to Mr. Spinner in the event the Company terminated his employment without "cause" or he voluntarily terminated his employment for "good reason" generally consisted of (a) 200% of Mr. Spinner's then current base salary, (b) 200% of his current-year annual cash incentive payments based on target performance and (c) the pro-rated portion of the current-year annual cash incentive payments he would have been owed for the fiscal year in which his employment was terminated based on the Company's actual results when measured against the performance metrics applicable to Mr. Spinner for that period. Severance also would include payments to Mr. Spinner of $35,000 that he could use to pay for medical benefits for himself and his dependents following termination. In addition, if Mr. Spinner were terminated without "cause" or Mr. Spinner voluntarily terminated his employment for "good reason", any stock options awarded to Mr. Spinner and not vested and exercisable on or prior to the date of Mr. Spinner's termination that would otherwise have become vested and exercisable on or prior to the first anniversary of the date of Mr. Spinner's termination, and any shares of restricted stock (including restricted stock units settled in shares of common stock) and performance-based vesting equity awards (including performance-based restricted stock units settled in shares of common stock) granted to Mr. Spinner that would have had any restrictions thereon removed or vested on or prior to the first anniversary of the date of Mr. Spinner's termination, would, in each case, have any restrictions thereon removed or become vested, as the case may be, with such restrictions with respect to any performance-based vesting equity awards to be removed on that number of awards as Mr. Spinner would have earned based on performance at the greater of target or actual levels of performance for the current year (but only if any gateway performance metrics applicable to the awards were achieved).

        In addition, under the Prior Employment Agreement, if Mr. Spinner were terminated without "cause" or Mr. Spinner voluntarily terminated his employment for "good reason" within one year after a Change in Control (as defined below) of the Company, in lieu of the severance compensation described above, the Company would be required to pay to Mr. Spinner (a) 3 times Mr. Spinner's then current base salary, (b) 3 times the current-year annual cash incentive payments based on target performance and (c) the pro-rated portion of the current-year annual cash incentive payments he would have been owed for the fiscal year in which his employment was terminated based on the Company's actual results when measured against the performance metrics applicable to Mr. Spinner for that period. The Company would be required to make payments to Mr. Spinner of $105,000 that he could use to pay for medical benefits for himself and his dependents following termination. In addition, any and all unvested and unexercised stock options, restricted stock, restricted stock units and performance-based vesting equity awards granted to Mr. Spinner would be treated in accordance with the applicable award agreements evidencing such equity-based awards and any applicable election forms related thereto. The Prior Employment Agreement contemplated that if any payments or benefits otherwise payable to Mr. Spinner constituted "parachute payments" within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits would either be (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to such excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account applicable taxes and the excise tax imposed by Section 4999 of the Code, resulted in the receipt by Mr. Spinner on an after-tax basis, of the greatest amount of benefits.

        Receipt of any severance payments or benefits was conditioned upon Mr. Spinner's release of claims against the Company and its officers and directors.

        The Prior Employment Agreement contained provisions governing the nondisclosure and nonuse of confidential information of the Company, provisions requiring the assignment of certain intellectual property rights to the Company, and non-competition and non-solicitation restrictive covenants which remain in existence for one year or, in the event of termination for "cause" or without "good reason", two years following Mr. Spinner's termination of employment.

        The Prior Employment Agreement provided that if the Company files an amendment to an SEC report to restate its financial statements filed in the two preceding years the Board or a committee of the Board consisting entirely of independent directors could require Mr. Spinner to repay any bonus or incentive compensation paid or granted to Mr. Spinner if the amount of bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to the restatement, and the amount of the bonus or incentive compensation that would have been awarded to Mr. Spinner had the financial results been properly reported would have been lower than the amount actually awarded.

        On November 5, 2018, the Company entered into the New Employment Agreement with Mr. Spinner, which replaced his prior agreement and became effective as of October 22, 2018.

        The initial term of the New Employment Agreement is through December 31, 2020 and may be renewed for one year by mutual consent of the parties. Under the agreement, Mr. Spinner will receive an annual base salary of $1,200,000 and will be eligible to participate in the Company's annual cash and long-term incentive plans with a target annual bonus opportunity of 150% of his annual base salary and target annual equity opportunity of 425% of his annual base salary, respectively.

        Upon a termination by the Company without Cause (as defined in the New Employment Agreement), resignation by Mr. Spinner for Good Reason (as defined in the New Employment Agreement) or if the Company does not offer to renew the initial term and Mr. Spinner's employment terminates thereafter for any reason (except for Cause), subject to the effectiveness of a release in favor of the Company, Mr. Spinner will receive the same non-Change in Control severance payments and benefits provided in his Prior Employment Agreement. The definitions of Cause and Good Reason in the New Employment Agreement are substantially similar to the corresponding definitions described below under "—Severance Agreements and Change in Control Agreements," except that as in the case of the Prior Employment Agreement, the material breach of the New Employment Agreement constitutes Good Reason.

        If Mr. Spinner's employment is terminated without Cause or Mr. Spinner voluntarily terminates his employment for Good Reason during the two-year period following a Change in Control (as defined in the New Employment Agreement), in lieu of the non-Change in Control severance payments and benefits, and subject to the effectiveness of a release in favor of the Company, Mr. Spinner will receive the Change in Control severance payments and benefits provided in his Prior Employment Agreement, provided that the cash severance component will be equal to 2.99 times (as opposed to 3.0 times) the sum of his base salary and target annual bonus. The definition of Change in Control in the New Employment Agreement is substantially the same as the corresponding definition described below under "—Severance Agreements and Change in Control Agreements," except that, as in the case of the amended change in control agreements for other executive officers as described below, the definition of Change in Control has been clarified to require consummation of a change in control transaction, rather than just stockholder approval of such a transaction. As in the case of the Prior Employment Agreement, the Company would be required to make payments to Mr. Spinner of $105,000 that he may use to pay for medical benefits for himself and his dependents following termination. In addition, any and all unvested and unexercised stock options, restricted stock, restricted stock units and performance-based vesting equity awards granted to Mr. Spinner would be treated in accordance with the applicable award agreements evidencing such equity-based awards and any applicable election forms related thereto. The New Employment Agreement contemplates that if any payments or benefits otherwise payable to Mr. Spinner constitute "parachute payments" within the meaning of Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will either be (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to such excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account applicable taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Mr. Spinner on an after-tax basis, of the greatest amount of benefits.

        Under the New Employment Agreement, upon a termination of employment due to retirement (defined as a voluntary termination of employment on or after the date he has attained fifty-nine (59) years of age and has provided ten (10) years of service to the Company), Mr. Spinner's outstanding equity awards will vest in full with performance determined, as applicable, based on actual performance for the year of termination; provided, however, that awards granted in the year of retirement will be prorated to reflect Mr. Spinner's service period prior to retirement.

        As in the case of the Prior Employment Agreement, receipt of any severance payments or benefits is conditioned upon Mr. Spinner's release of claims against the Company and its officers and directors.

        In addition, as in the case of the Prior Employment Agreement, the New Employment Agreement contains provisions governing the nondisclosure and nonuse of confidential information of the Company, provisions requiring the assignment of certain intellectual property rights to the Company, and non-competition and non-solicitation restrictive covenants which remain in existence for one year or, in the event of termination for "Cause" or without "Good Reason", two years following Mr. Spinner's termination of employment.

        Finally, the New Employment Agreement expands the circumstances under which the Company may seek recoupment for incentive compensation, so as to cover any of the circumstances covered by the Company's recently amended recoupment policy or any violation of the covenants in the New Employment Agreement relating to non-competition or non-solicitation, nondisclosure and nonuse of confidential information.

Employment Agreement with Sean F. Griffin

        On November 5, 2018, the Company entered into an employment agreement with Sean F. Griffin (the "Griffin Employment Agreement"), pursuant to which Mr. Griffin will serve as Chief Executive Officer of SUPERVALU, Inc., a subsidiary of the Company, which became effective, as to compensation arrangements, on October 22, 2018.

        The initial term of the Griffin Employment Agreement is through October 22, 2021 and automatically renews for one year periods thereafter unless either party gives proper notice of nonrenewal. Under the agreement, Mr. Griffin will receive an annual base salary of $930,000 and will be eligible to participate in the Company's annual cash and long-term incentive plans with a target annual bonus opportunity of 125% of his annual base salary and a target annual equity opportunity of 250% of his annual base salary, respectively.

        Upon a termination by the Company without Cause (as defined in the Griffin Employment Agreement) or resignation by Mr. Griffin for Good Reason (as defined in the Griffin Employment Agreement), and subject to the effectiveness of a release in favor of the Company, Mr. Griffin will receive: (a) 1.0 times the sum of (i) base salary and (ii) target annual bonus; (b) a pro-rated annual cash bonus for the year of termination based on actual performance; (c) a cash payment of $35,000 for medical benefits; and (d) one additional year of vesting for all outstanding equity awards, with performance determined, as applicable, based on the greater of target and actual performance for the fiscal year in which the termination takes place. The definitions of Cause and Good Reason in the Griffin Employment Agreement are the same as those described above for Mr. Spinner's New Employment Agreement.

        If such a termination without Cause or resignation for Good Reason takes place during the two-year period following a Change in Control (as defined in the Griffin Employment Agreement and as in Mr. Spinner's New Employment Agreement), in lieu of the severance described above, and subject to the effectiveness of a release in favor of the Company, Mr. Griffin will receive: (a) 2.50 times the sum of (i) base salary and (ii) target annual bonus; (b) a pro-rated annual cash bonus for the year of termination based on actual performance; (c) a cash payment of $105,000 for medical benefits; and (d) all outstanding awards will vest in full with performance determined, as applicable, based on target performance. In addition, any and all unvested and unexercised stock options, restricted stock, restricted stock units and performance-based vesting equity awards granted to Mr. Griffin would be treated in accordance with the applicable award agreements evidencing such equity-based awards and any applicable election forms related thereto. The Griffin Employment Agreement contemplates that if any payments or benefits otherwise payable to Mr. Griffin constitute "parachute payments" within the meaning of Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will either be (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to such excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account applicable taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Mr. Griffin on an after-tax basis, of the greatest amount of benefits.

        Upon a termination of employment due to retirement (as defined in the New Employment Agreement for Mr. Spinner), Mr. Griffin's outstanding equity awards will vest in full with performance determined, as applicable, based on actual performance for the year of termination; provided, however, that awards granted in the year of retirement will be prorated to reflect Mr. Griffin's service period prior to retirement.

        Like Mr. Spinner's New Employment Agreement, receipt of any severance payments or benefits is conditioned upon Mr. Griffin's release of claims against the Company and its officers and directors.

        In addition, as in the case of Mr. Spinner's New Employment Agreement, the Griffin Employment Agreement contains provisions governing the nondisclosure and nonuse of confidential information of the Company, provisions requiring the assignment of certain intellectual property rights to the Company, and non-competition and non-solicitation restrictive covenants which remain in existence for one year or, in the event of termination for "Cause" or without "Good Reason", two years following Mr. Griffin's termination of employment.

        Finally, like Mr. Spinner's New Employment Agreement, the Griffin Employment Agreement expands the circumstances under which the Company may seek recoupment for incentive compensation, so as to cover any of the circumstances covered by the Company's recently amended recoupment policy or any violation of the covenants in the New Employment Agreement relating to non-competition or non-solicitation, nondisclosure and nonuse of confidential information.

        Prior to his engagement as the Chief Executive Officer of SUPERVALU, Mr. Griffin was intending to retire, and in connection therewith, the Compensation Committee approved the acceleration of certain equity awards to him, effective as of his retirement. As Mr. Griffin did not in fact retire, this acceleration did not occur.

Severance Agreements and Change in Control Agreements

        We are currently a party to severance agreements and change in control agreements with each of Messrs. Zechmeister, Green and Dorne, and were party to a severance agreement and change in control agreement with Mr. Griffin prior to entry into the Griffin Employment Agreement on November 5, 2018. The Compensation Committee believes that the protections afforded in these severance agreements and change in control agreements are reasonable and are an important element in retaining our executive officers. We amended the severance and change in control agreements on November 5, 2018 and describe both the current and the prior severance and change in control agreements below.

        Each of the severance agreements includes confidentiality, non-competition and intellectual property assignment provisions, which apply during the employment period and continue for a one-year period following termination of employment for any reason. The change in control agreements also include confidentiality, non-competition and intellectual property assignment provisions, which apply during the employment period and continue for a two-year period following a termination of employment that occurs within two years after a Change in Control. Under the prior change in control agreements, the confidentiality and non-competition provisions applied during the employment period and during a one-year period following a termination of employment that occurs within one year of a Change in Control.

        The severance agreements were amended to include a three-year term. Prior to November 5, 2018, the severance arrangements with executive officers other than Mr. Spinner did not contain an expiration date.

        Outside the context of a Change in Control, if we terminate any of the executive officers party to these agreements for any reason other than Cause, death, or disability or such executive resigns for Good Reason, we would be required to pay to the executive (i) the executive's base salary, as in effect as of the termination date of employment for a period of one year following termination of employment, and (ii) make a cash payment in the amount of $35,000 to such individual that may be used by the executive to pay for post-termination medical benefits.

        Any benefits to be paid upon a change in control under the change in control agreements are "double trigger," which requires both a Change in Control and a termination of a Named Executive Officer by us for a reason other than Cause, death or disability or a resignation by the executive for Good Reason within two years of the date of the Change in Control. Under the change in control agreements in effect prior to November 5, 2018, if either a termination of the executive for a reason other than Cause, death or disability or his resignation for Good Reason within one year of the date of a Change in Control, the executive would be entitled to receive a lump sum payment equal to (i) a multiple of his base salary (multiple of 2.99 times in the case of Messrs. Zechmeister and Griffin and 1.5 times in the case of Messrs. Dorne and Green), as in effect at that time of his termination of employment, (ii) a multiple of the executive's annual cash incentive payments based on target performance for the fiscal year in which the executive is terminated (2.99 times in the case of Messrs. Zechmeister and Griffin and 1.5 times in the case of Messrs. Dorne and Green), and (iii) the prorated portion of the executive's current-year annual cash incentive payments he would have been owed for the fiscal year in which his employment was terminated based on the Company's actual results when measured against the performance metrics applicable to him for that performance period. The November 5, 2018 amendments changed the multiples of base salary and cash incentive compensation as follows: 2.5 times for Messrs. Zechmeister and Griffin (under the Griffin Employment Agreement) and 2 times for Messrs. Dorne and Green). The November 5, 2018 amendments also extended severance protection following a Change in Control to a period of two years following the Change in Control, while the agreements in place prior to November 5, 2018 covered terminations of employment occurring only within one year after a Change in Control.

        Under the change in control agreements, we will also be required to make a cash payment in the amount of $105,000 to such individual that may be used by the individual to pay for post-termination medical benefits for himself and his dependents. In addition, any and all unvested and unexercised stock options, restricted stock, restricted stock units and performance-based vesting equity awards granted to the Named Executive Officer will become fully vested, including performance awards, which shall vest at target level of performance unless a greater level of vesting is provided for in the applicable award agreement. The provision of all such benefits will be subject to any restrictions under applicable law, including under Section 409A of the Code. In establishing the multiples of base salary and bonus that a terminated executive would be entitled to receive following his termination without Cause or for Good Reason following a Change in Control, the Compensation Committee considered the need to be able to competitively recruit and retain talented executive officers who often-times seek protection against the possibility that they might be terminated without Cause or be forced to resign for Good Reason following a Change in Control.

        Under the severance agreements and change in control agreements described above, the terms "Cause" and "Good Reason" have the meanings set forth below.

        "Cause" generally means (1) the conviction of the Named Executive Officer under applicable law of any felony or any misdemeanor involving moral turpitude, (2) unauthorized acts intended to result in the Named Executive Officer's personal enrichment at the material expense of the Company or its reputation, (3) any violation of the Named Executive Officer's duties or responsibilities to the Company which constitutes willful misconduct or dereliction of duty, or (4) material breach of the sections of the agreements related to confidentiality and non-competition, in each case to the extent not cured (if curable) following notice of such event.

        "Good Reason" generally means, the occurrence of any one or more of the following without the executive's express written consent: (1) the assignment of the Named Executive Officer to duties materially adversely inconsistent with his duties as of the date of the severance agreement and change in control agreement, as applicable, and failure to rescind such within thirty (30) days of notice from the executive; (2) a material reduction in the Named Executive Officer's title, executive authority or reporting status; (3) the Company's requirement that the Named Executive Officer relocate more than fifty (50) miles from his then current place of employment; (4) a reduction by the Company in the Named Executive Officer's base salary, or a failure of the Company to pay or cause to be paid any compensation or benefits when due or under the terms of any plan established by the Company and failure to restore such base salary or make such payments within five (5) days of receipt of notice from the Named Executive Officer; (5) failure to include the Named Executive Officer in any new employee benefit plans proposed by the Company or a material reduction in the Named Executive Officer's level of participation in any benefit plans of the Company; provided that a Company-wide reduction or elimination of such plans shall not give rise to a "Good Reason" termination; or (6) the failure of the Company to obtain a satisfactory agreement from any successor to the Company with respect to the ownership of substantially all the stock or assets of the Company to assume and agree to perform the terms of the severance agreement or change in control agreement, as applicable, and in each case to the extent not cured (if curable) following notice of such event.

        Under the change in control agreements prior to the November 5, 2018 amendments, "Change in Control" was defined as the happening of any of the following:

  •
  any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any of its affiliates, or any employee benefit plan of the Company or any of its affiliates) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company's then outstanding securities;

  •
  approval by the stockholders of the Company of a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 60% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

  •
  the purchase of 30% or more of the Company's stock pursuant to any tender or exchange offer made by any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any of its affiliates, or any employee benefit plan of the Company or any of its affiliates.

        Under the amended change in control agreements (and in Mr. Spinner's New Employment Agreement and the Griffin Employment Agreement), the definition of Change in Control is the same as above, except that the second prong of the "Change in Control" definition requires the consummation of the applicable transaction (as opposed to approval of a definitive agreement only).

Other Programs, Policies and Considerations

Recoupment (Clawback) Policy

        We have adopted a recoupment policy applicable to our executive officers, including our Named Executive Officers, other principal officers and certain key employees or former employees designated by the Board or our Chief Executive Officer. Under the policy, if the Company's financial statements are required to be restated for any reason, except when due to a change in accounting policy that has a retroactive effect, the Board will review all performance-based compensation awarded or earned for all periods materially affected by such restatement. In addition, the Board will review all performance-based compensation awarded or earned that is based on performance metrics that appear to be materially inaccurate or affected in any way by fraud, regardless of whether a restatement of the Company's financial statements is required. If the Board determines that the payment of such performance-based compensation was predicated upon the achievement of certain financial statement results that were subsequently corrected, material inaccuracy or fraud, and a lower incentive payment or award would been made based upon the restated financial results or corrected performance metrics, then the Board will, to the extent permitted by applicable law, seek recoupment from the persons covered by the policy for the extent of such performance-based compensation as it deems appropriate, after a review of all relevant facts and circumstances.

        If the Board determines that a person covered by the policy has engaged in conduct that will cause damage to the Company or is inimical or in any manner contrary to the best interests of the Company, and if the conduct resulted in a material inaccuracy in the Company's financial statements or performance metrics, which affects such person's compensation then the Board may require reimbursement of performance-based compensation that is greater than would have been paid or awarded if calculated based on accurate financial statements or performance metrics.

        Prior to October 2018, our recoupment policy covered Named Executive Officers and applied in the event of a financial statement restatement. The October 2018 amendments extended the coverage to other officers and key employees, including former employees, extended the scope to material inaccuracies in performance metrics and added the provision described above concerning conduct resulting in damage to the Company.

        Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards from our Chief Executive Officer and Chief Financial Officer if we are required to restate our financials due to material noncompliance with any financial reporting requirements as a result of misconduct. In addition, the SEC is required under Section 954 of the Dodd-Frank Act to adopt rules that will require every exchange-listed company to adopt a "clawback" policy for the recovery of certain incentive-based compensation from its executive officers in the event we are required to restate our financials as a result of material noncompliance with reporting requirements. When final rules under the Dodd-Frank Act are adopted, we expect to revise our existing clawback policy as necessary to comply with these final SEC rules.

Other Disciplinary Action for Executive Misconduct

        If the Board determines that a Named Executive Officer has engaged in fraudulent or intentional misconduct, the Board will take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) recoupment of incentive compensation as described above. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Policy Against Gross Up Payments in Connection with a Change in Control

        We have adopted a policy under which we may not enter into new or amended agreements which provide for "gross ups" for excise tax obligations payable by our executives upon termination of employment following a change in control. As a result, none of our executives is a party to an agreement providing for "gross up" payments for excise taxes imposed upon termination following a change in control.

Stock Ownership Guidelines

        The Compensation Committee believes stock ownership guidelines are a key vehicle for aligning the interests of management and our stockholders. A meaningful ownership stake by our officers demonstrates to our stockholders a strong commitment to our success. Accordingly, the Board has adopted stock ownership guidelines that require our executive officers to hold shares of our common stock having an aggregate market value from time to time which equals or exceeds three times their base salary, and in the case of Mr. Spinner, six times his base salary. Each executive is expected to comply with the policy by the fifth year after he or she became subject to the guidelines. Compliance with the guidelines is tested once per year for as long as the officer is employed by the Company. When calculating whether an officer owns a sufficient number of shares under these guidelines, shares owned in the 401(k) Plan and deferred compensation plans are included in the number of shares owned. Vested and unvested restricted stock and restricted stock units are also included, but unvested stock options do not count. Vested stock options and stock appreciation rights count to the extent of their net value after deduction for the exercise price. Officers are not allowed to hedge their interests in the stock held pursuant to the guidelines. In October 2018, we amended the guidelines for officers to exclude vested stock options to the extent that they do not exceed the net value after deduction for the exercise price; we also added an explicit prohibition against hedging of the interest required to meet the guidelines. At the same time, we extended the guidelines to cover officers below the executive officer level, who must hold common stock having an aggregate market value equal to his or her base salary and have a six year period (commencing in 2020) in which to meet the requirements. All our Named Executive Officers met the requirements of the new guidelines as of October 1, 2018.

Hedging and Insider Trading Policy

        Our insider trading policy prohibits our executive officers from holding shares of our common stock in a margin account or from pledging shares of our common stock unless, in the case of pledging of the shares as collateral for a loan (not including margin debt), approved in advance by our General Counsel upon demonstration the individual clearly has the financial capacity to repay the loan without resort to the pledged securities. In addition, our insider trading policy permits only limited types of hedging transactions that are structured to avoid the risks of short selling, options trading or margin trading and which must be made pursuant to a Rule 10b5-1 trading plan that is pre-cleared by our General Counsel and for which any securities involved in such transaction must be in excess of our minimum stock ownership guidelines. Currently, none of the members of the Board or our executive officers are engaged in any hedging or pledging transactions involving shares of our common stock.

Tax Deductibility of Compensation

        When it reviews compensation matters, the Compensation Committee considers, among other matters, the anticipated tax and accounting treatment of payments and benefits with respect to us and, when relevant, to the executive. Section 162(m) of the Code imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the Chief Executive Officer and certain other Named Executive Officers. Prior to the effectiveness of the Tax Cuts and Jobs Act, this deduction limit did not apply to compensation that qualified as "performance-based compensation" (as defined in Section 162(m)). The Tax Cuts and Jobs Act eliminated the qualified "performance-based compensation" exemption from Section 162(m), subject to an exception for compensation paid pursuant to a written binding contract that was in effect on November 2, 2017 and has not been modified in any material respect after such date. The Company became subject to the new Section 162(m) rules for its fiscal year commencing on July 29, 2018. As such, at the time the Company made its decisions for fiscal 2018, the Company was not subject to the new rules. In approving fiscal 2018 compensation, the Compensation Committee considered the "performance-based compensation" requirements and attempted to comply with such requirements, so that both cash and equity components of the Named Executive Officers' total compensation would be tax deductible, to the maximum extent possible, by the use of stockholder-approved plans that are intended to comply with Section 162(m). The Compensation Committee also approved, and may continue to approve, compensation that exceeds the $1 million limitation and is non-deductible (e.g., service-based restricted stock units, non-performance-based cash payments, onboarding grants for new hires or performance-based compensation that exceeds certain limits in our stock incentive plan). While accounting and tax treatment are relevant issues to consider, the Compensation Committee believes that stockholder interests are best served by not restricting flexibility in designing compensation programs, even though such programs may result in non-deductible compensation expenses for tax purposes.

REPORT OF THE COMPENSATION COMMITTEE

        We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company's Annual Report on Form 10-K for the fiscal year ended July 28, 2018.

James P. Heffernan, Chair Eric F. Artz Ann Torre Bates

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table—Fiscal Years 2016-2018

        The following table sets forth for each of the Named Executive Officers: (i) the dollar value of base salary and non-equity incentive compensation earned during the fiscal year indicated; (ii) the aggregate grant date fair value related to all equity-based awards made to the Named Executive Officer for the fiscal year indicated; (iii) non-qualified deferred compensation earnings during the fiscal year where applicable; (iv) all other compensation for the fiscal year indicated; and (v) the dollar value of total compensation for the fiscal year indicated.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation		Total
Steven L. Spinner	2018	$942,385	—	$2,998,780	—	$1,013,300	$49,025	$114,932	(6)	$5,118,422
President, Chief Executive	2017	919,039	1,250,000	10,656,191	—	998,060	69,811	103,646		13,996,747
Officer and Chairman	2016	889,346	—	3,647,182	—	—	—	103,317		4,639,845
Michael P. Zechmeister	2018	488,571	—	922,762	—	320,717	12,209	13,818	(7)	1,758,077
Chief Financial Officer	2017	459,519	—	3,075,068	—	374,272	8,541	54,819		3,972,219
	2016	398,076	—	1,515,203	505,029	198,755	2,474	37,715		2,657,252
Sean F. Griffin	2018	582,577	—	1,100,004	—	325,081	79,936	5,594	(8)	2,093,192
Chief Operating Officer	2017	542,308	—	3,079,970	—	422,753	65,905	8,260		4,119,196
	2016	477,038	—	1,156,002	—	183,145	1,573	6,154		1,823,912
Joseph J. Traficanti	2018	397,750	—	584,178	—	227,515	69,026	7,438	(8)	1,285,907
SVP, Corporate Legal Affairs	2017	388,039	—	707,513	—	225,010	66,462	13,606		1,400,630
	2016	375,057	—	688,038	—	100,389	—	17,781		1,181,265
Paul S. Green	2018	350,260	—	502,314	—	193,242	72,130	33,238	(9)	1,151,184
President, Pacific Region	2017	331,154	—	1,570,363	—	219,523	55,637	13,468		2,190,145
Eric A. Dorne	2018	392,835	—	575,435	—	146,136	—	9,216	(8)	1,123,622
Chief Administrative and	2017	379,031	—	1,640,326	—	193,202	—	9,524		2,222,083
Information Officer	2016	340,346	—	594,193	—	106,125	—	6,554		1,047,218

(1)
In October 2016, the Compensation Committee approved the payment of $1,250,000 in cash to Mr. Spinner as part of Mr. Spinner's entering into an employment agreement with the Company. This payment was made to Mr. Spinner in recognition of the successful execution of the Company's acquisition and "building out the store" strategies in fiscal 2016 along with Mr. Spinner's commitment to remain with the Company through the term of his employment agreement and expanded non-competition covenants and time periods contained in his employment agreement.

(2)
Amounts shown represent the grant date fair value of awards of time-based vesting restricted stock units and performance units at the target level, as computed under ASC 718 granted during the fiscal year indicated. For performance units, grant date fair value is calculated based on the probable outcome of the performance result (i.e., target level of performance) for each of the performance periods, excluding the effect of estimated forfeitures. These amounts do not necessarily reflect the actual amounts that were paid to, or may be realized by, the Named Executive Officer for any of the fiscal years reflected. Refer to footnote 3 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended July 28, 2018 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards. The grant date fair value of awards of performance units to Mr. Spinner in fiscal 2018, fiscal 2017 and fiscal 2016, assuming stretch, or maximum, level performance, were $2,998,780, $13,978,644 and, $4,417,488, respectively. The grant date fair value of awards of performance units to Mr. Zechmeister in fiscal 2018 and fiscal 2017, assuming stretch, or maximum, level performance, were $922,763 and $1,293,750, respectively. Mr. Zechmeister did not receive a grant of performance units in fiscal 2016. The grant date fair value of awards of performance units to Mr. Griffin in fiscal 2018, fiscal 2017 and fiscal 2016, assuming stretch, or maximum, level performance, were $1,100,003, $3,650,023, and $770,525, respectively. The grant date fair value of awards of performance units to Mr. Traficanti in fiscal 2018, fiscal 2017 and fiscal 2016, assuming stretch, or maximum, level performance, were $584,178, $845,363 and $550,725, respectively. The grant date fair value of awards of performance units to Mr. Green in fiscal 2018 and fiscal 2017, assuming stretch, or maximum, level performance, were $502,314 and $697,500, respectively.

The grant date fair value of awards of performance units to Mr. Dorne in fiscal 2018, fiscal 2017 and fiscal 2016, assuming stretch, or maximum, level of performance, were $575,435, $770,175 and $475,350, respectively.

(3)
Amounts shown represent the grant date fair value of awards of stock options, as computed under ASC 718, granted to the Named Executive Officers during the fiscal year indicated. These amounts do not reflect the actual amounts that may be realized by the Named Executive Officer for any of the fiscal years reflected. Refer to footnote 3 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended July 28, 2018 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards.

(4)
Amounts shown for fiscal 2018 reflect payments made in fiscal 2019 under our 2018 Senior Management Cash Incentive Plan related to fiscal 2018 performance. For a discussion regarding the 2018 Senior Management Cash Incentive Plan, see "EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-Components of our Executive Compensation Program-Performance-Based Annual Cash Incentive Compensation."

(5)
Amounts reported in this column represent earnings on deferred compensation that exceed 120% of the federal applicable long-term rate, which was 3.06%. These amounts, as well as all other earnings on deferred compensation of the Named Executive Officers in fiscal 2018, are included in the table included under Nonqualified Deferred Compensation—Fiscal 2018 under the column "Aggregate Earnings in Last Fiscal Year."

(6)
Represents an auto allowance ($4,843), housing allowance ($37,535), a gross up of the preceding benefits ($38,098), income for the usage of shares to cover tax withholding obligations on a deferred portion of a fiscal 2017 vested performance award ($25,229), and our contributions to a 401(k) account ($9,226).

(7)
Represents our contributions to a 401(k) account ($12,214) and other taxable fringe benefits ($1,604).

(8)
Represents our contributions to a 401(k) account.

(9)
Represents taxable fringe benefits relating to a gross up of state taxes as a result of Mr. Green's relocation from Texas to California ($25,717) and our contributions to a 401(k) account ($7,521).

 GRANTS OF PLAN-BASED AWARDS IN FISCAL 2018

        The following table reflects the equity-based awards granted by the Company in fiscal 2018:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock or Units (#)(3)	All Other Option Awards; Number of Securities Underlying Options(#)		Grant Date Fair Value of Stock and Option Awards ($)(4)
										Exercise Price of Option Awards ($/share)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven L. Spinner	9/15/2017	—	—	—	—	—	—	37,730	—	—	1,499,390
	9/15/2017	—	—	—	9,433	37,730	75,460	—	—	—	1,499,390
	N/A	150,782	942,385	1,884,770	—	—	—	—	—	—	—
Michael P. Zechmeister	9/15/2017	—	—	—	—	—	—	11,610	—	—	461,381
	9/15/2017	—	—	—	2,903	11,610	23,220	—	—	—	461,381
	N/A	58,629	366,428	732,857	—	—	—	—	—	—	—
Sean F. Griffin	9/15/2017	—	—	—	—	—	—	13,840	—	—	550,002
	9/15/2017	—	—	—	3,460	13,840	27,680	—	—	—	550,002
	N/A	69,909	436,933	873,866	—	—	—	—	—	—	—
Joseph J. Traficanti	9/15/2017	—	—	—	—	—	—	7350	—	—	292,089
	9/15/2017	—	—	—	1,838	7,350	14,700	—	—	—	—
	N/A	31,820	198,875	397,750	—	—	—	—	—	—	—
Paul S. Green	9/15/2017	—	—	—	—	—	—	6,320	—	—	251,157
	9/15/2017	—	—	—	1,580	6,320	12,640	—	—	—	251,157
	N/A	28,021	175,130	350,260	—	—	—	—	—	—	—
Eric A. Dorne	9/15/2017	—	—	—	—	—	—	7,240
	9/15/2017	—	—	—	1,810	7,240	14,480	—	—	—	287,718
	N/A	31,427	196,418	392,835	—	—	—	—	—	—	—

(1)
This column shows separately the possible payouts to the Named Executive Officers under our 2018 Senior Management Cash Incentive Plan for the fiscal year ended July 28, 2018 for "threshold", "target" and "maximum" performance. Actual amounts paid for these incentives are reflected in the table included under "Summary Compensation Table—Fiscal Years 2016-2018" under the column "Non-Equity Incentive Plan Compensation."

(2)
These awards that were granted on September 15, 2017 under the 2012 stock incentive plan represent the number of performance units that may be earned with a two-year performance period at "threshold," "target" and "maximum" levels of performance. Vesting of these performance units is linked to our attaining certain levels of diluted EPS, adjusted ROIC and adjusted EBITDA for fiscal 2019. In addition, the amount of performance units that may be earned may be increased or decreased by the Compensation Committee by up to 10% based on our Relative TSR for the two-year performance period. Target levels of performance are equal to 50% of 150% of the base salary for fiscal 2016 for Messrs. Traficanti, Green and Dorne, 50% of 200% of the base salary for fiscal 2016 for Messrs. Zechmeister and Griffin, and 50% of 162.5% of the base salary for fiscal 2016 for Mr. Spinner. At the conclusion of the two-year performance period (i.e. fiscal 2019), the performance units may vest based on our adjusted EPS, adjusted ROIC and adjusted EBITDA for fiscal 2019. The performance units earned by the Named Executive Officer will be settled in a like number of shares. Moreover, the Compensation Committee may adjust the performance units earned upward or downward by up to 10% based on our Relative TSR for the two-year performance period. These performance units and their related performance-based vesting are described in more detail in "EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Components of Our Executive Compensation Program-Long-term, Equity-Based Incentive Program—Performance-Based Vesting Restricted Stock Units."

(3)
These awards were time-based vesting restricted stock units granted in fiscal 2018 to the Named Executive Officers that vest in four equal installments beginning on the first anniversary of the date of grant.

(4)
For grants during fiscal 2018, the amount shown with respect to each award represents the grant date fair value of the award calculated using the assumptions described in footnotes (2) and (3) of the table included under "Summary Compensation Table—Fiscal Years 2016-2018." The grant date fair value of performance units was calculated based on the probable outcome of the performance result (i.e., target level of performance) for each of the performance periods, excluding the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal 2018 Year-End

        The following table summarizes information with respect to holdings of stock options and stock awards by the Named Executive Officers as of July 28, 2018. This table includes unexercised and unvested stock options, unvested time-based vesting restricted stock units and unvested performance-based vesting restricted stock units. Each equity grant is shown separately for each Named Executive Officer, except that incentive stock options and non-qualified stock options granted on the same date with the same material terms, including exercise price, vesting period and expiration date, are combined.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Steven L. Spinner	9/11/2009	12,311	—	24.30	9/11/2019	—	—	—		—
	9/10/2010	17,760	—	33.90	9/10/2020	—	—	—		—
	9/12/2011	17,150	—	37.82	9/12/2021	—	—	—		—
	9/13/2012	23,160	—	58.98	9/13/2022	—	—	—		—
	9/16/2013	13,130	—	67.48	9/16/2023	—	—	—		—
	9/19/2014	—	—	—	—	3,045	98,993	—		—
	9/19/2014	11,078	3,692	64.55	9/19/2024	—	—	—		—
	9/17/2015	—	—	—	—	13,960	453,840	—		—
	9/15/2016	—	—	—	—	13,860	450,589	—		—
	10/27/2016	—	—	—	—	—	—	90,000	(4)	2,925,900
	9/15/2017	—	—	—	—	—	—	75,460	(3)	2,453,205
	9/15/2017	—	—	—	—	37,730	1,226,602
Michael P. Zechmeister	9/17/2015	16,515	16,515	51.52	9/17/2025	—	—	—		—
	9/17/2015	—	—	—	—	14,705	478,060	—		—
	9/15/2016	—	—	—	—	8,535	277,473	—		—
	9/15/2016	—	—	—	—	50,000	1,625,500	—		—
	9/15/2017	—	—	—	—	—	—	23,220	(3)	754,882
	9/15/2017					11,610	377,441
Sean F. Griffin	9/12/2011	1,760	—	37.82	9/12/2021	—	—	—		—
	9/13/2012	11,750	—	58.98	9/13/2022			—		—
	9/16/2013	6,530	—	67.48	9/16/2023	—	—	—		—
	9/19/2014	—	—	—	—	1,317	42,816	—		—
	9/19/2014	4,785	1,595	64.55	9/19/2024	—	—	—		—
	9/17/2015	—	—	—	—	7,480	243,175	—		—
	9/15/2016	—	—	—	—	9,480	308,195	—		—
	9/15/2017	—	—	—	—	—	—	27,680	(3)	899,877
	10/27/2016	—	—	—	—	—	—	33,000	(4)	1,072,830
	9/15/2017	—	—	—	—	13,840	449,938
Joseph J. Traficanti	9/13/2012	4,440	—	58.98	9/13/2022	—	—	—		—
	9/16/2013	3,720	—	67.48	9/16/2023	—	—	—		—
	9/19/2014	4,260	1,420	64.55	9/19/2024	—	—	—		—
Paul S. Green	9/19/2014	—	—	—	—	782	25,423	—		—
	9/19/2014	2,843	947	64.55	9/19/2024	—	—	—		—
	9/17/2015	—	—	—	—	2,255	73,310	—		—
	9/15/2016	—	—	—	—	4,410	143,369	—		—
	9/15/2016	—	—	—	—	25,000	812,750	—		—
	9/21/2016	—	—	—	—	—	—	12,640	(3)	410,926
	9/15/2017	—	—	—	—	6,320	205,463
Eric A. Dorne	9/12/2011	1,362	—	37.82	9/12/2021	—	—	—		—
	9/13/2012	7,700	—	58.98	9/13/2022	—	—	—		—
	9/16/2013	4,280	—	67.48	9/16/2023	—	—	—		—
	9/19/2014	—	—	—	—	955	31,047	—		—
	9/19/2014	3,473	1,157	64.55	9/19/2024	—	—	—		—
	9/17/2015	—	—	—	—	3,460	112,485
	9/15/2016	—	—	—	—	5,047	164,078	—		—
	9/15/2016	—	—	—	—	25,000	812,750	—		—
	9/21/2016	—	—	—	—	—	—	14,480	(3)	470,745
	9/15/2017					7,240	235,372

(1)
On September 15, 2016, Mr. Zechmeister, Mr. Green and Mr. Dorne were granted four-year cliff vest time-based vesting restricted stock units of 50,000, 25,000 and 25,000 units, respectively. All other awards vested or will vest in four equal annual installments beginning on the first anniversary of the date of grant. Mr. Traficanti's unvested restricted stock units (17,926 shares) were accelerated upon his retirement at the end of fiscal 2018 and are thus not reflected in the table.

(2)
Market value reflects the number of unvested restricted stock units multiplied by $32.51 per share, the closing price of our common stock on the NASDAQ Stock Market on July 27, 2018, the last business day of fiscal 2018.

(3)
Represents the number of shares that may be issued pursuant to performance units at the maximum level of performance utilizing the closing price of our common stock on the NASDAQ Stock Market on July 27, 2018, the last business day of fiscal 2018. The performance units have performance criteria tied to our performance in fiscal 2019 denominated in shares at grant, and the number of performance units shown is based on the amounts of the Named Executive Officer's fiscal 2017 base salary which is described in more detail in "EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Components of Our Executive Compensation Program—Long-term Equity-Based Incentive Program—Performance-Based Vesting Restricted Stock Units."

(4)
Represents the number of shares that may be issued pursuant to performance units at the maximum level of performance utilizing the closing price of our common stock on the NASDAQ Stock Market on July 27, 2018, the last business day of fiscal 2018. Mr. Spinner's awards are tied to our performance in fiscal 2019 and then based on our cumulative performance for the three-year period inclusive of fiscal 2017, 2018 and 2019 denominated in shares at grant.

(5)
Market value reflects the number of shares that may be issued pursuant to performance units at the maximum level of performance, multiplied by $32.51 per share, the closing price of our common stock on the NASDAQ Stock Market on July 27, 2018, the last business day of fiscal 2018.

Option Exercises and Stock Vested—Fiscal 2018

        The following table summarizes information for the Named Executive Officers concerning exercise of stock options and vesting of restricted stock units and performance units during the fiscal year ended July 28, 2018, including (i) the number of shares of stock underlying options exercised in fiscal 2018; (ii) the aggregate dollar value realized upon such exercises of stock options utilizing the actual sales price for same-day sale transactions and the closing price for any exercise and hold transactions; (iii) the number of shares of stock received from the vesting of restricted stock units during fiscal 2018 and performance units earned based on fiscal 2018 performance; and (iv) the aggregate dollar value realized upon the vesting of such restricted stock units and performance units. Performance units awarded to the Named Executive Officers on September 21, 2016 with performance criteria tied to the two-year performance period ended July 28, 2018 were earned by the Named Executive Officers. Performance units awarded to our Chief Executive Officer and Chief Operating Officer on October 27, 2016 with performance criteria tied to our fiscal year ended July 28, 2018 were earned. For additional information see "EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Components of Our Executive Compensation Program—Long-Term Equity-Based Incentive Program."

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(2) Value Realized on Vesting ($)(2)
Steven L. Spinner	7,500	$155,158	49,826	(3)	$1,746,614	(3)
Michael P. Zechmeister	—	—	13,306	(4)	504,219	(4)
Sean F. Griffin	—	—	37,006	(5)	1,208,497	(5)
Joseph J. Traficanti	6,592	123,646	7,767	(6)	294,083	(6)
Paul S. Green	—	—	5,765	(7)	217,211	(7)
Eric A. Dorne	—	—	7,088	(8)	267,951	(8)

(1)
In connection with the vesting of restricted stock units and performance units, our Named Executive Officers surrendered shares of stock to cover withholding taxes, which reduced the actual value received upon vesting. The number of shares surrendered but included in this table was: Mr. Spinner—23,982; Mr. Zechmeister—4,345; Mr. Griffin—12,024; Mr. Traficanti—2,519; Mr. Green—1,532; and Mr. Dorne—2,312.

(2)
Represents the product of the number of shares or shares underlying units vested and the closing price of our common stock on the NASDAQ Stock Market on the vesting date.

(3)
Mr. Spinner was awarded performance units during fiscal 2017, of which 5,055 performance units vested for the two-year performance period ended July 28, 2018, 27,419 shares vested for the one-year performance period ended July 28, 2018 and the like number of shares of our common stock issued in settlement of these units are included herein. Additionally, Mr. Spinner earned an additional 26,482 performance units which are to be distributed at a future date based on the terms of his award agreement, which shares to be issued in settlement of those units are not included herein.

(4)
Mr. Zechmeister was awarded performance units during fiscal 2017, of which 3,109 performance units vested for the two-year performance period ended July 28, 2018 and the like number of shares of our common stock issued in settlement of these units are included herein.

(5)
Mr. Griffin was awarded performance units during fiscal 2017, of which 14,092 performance units vested for the two-year performance period ended July 28, 2018 and 19,193 performance units vested for the one-year performance period ended July 28, 2018 and the like number of shares of our common stock issued in settlement of these units are included herein. Additionally, Mr. Griffin has elected to defer a percentage of the shares issued upon vesting of his September 16, 2013, September 19, 2014, September 17, 2015 and September 15, 2016 restricted stock unit awards. The value herein excludes the resulting deferral of 7,235 shares ($232,318). For each portion of these stock awards that vests but is deferred, the proportionate number of shares are allocated to Mr. Griffin's balance in the Deferred Stock Plan. See the table under "Nonqualified Deferred Compensation—Fiscal 2018."

(6)
Mr. Traficanti was awarded performance units during fiscal 2017, of which 1,970 performance shares vested for the two-year performance period ended July 28, 2018 and the like number of shares of our common stock issued in settlement of these units are included herein.

(7)
Mr. Green was awarded performance units during fiscal 2017, of which 1,608 performance shares vested for the two-year performance period ended July 28, 2018 and the like number of shares of our common stock issued in settlement of these units are included herein.

(8)
Mr. Dorne was awarded performance units during fiscal 2017, of which 1,839 performance shares vested for the two-year performance period ended July 28, 2018 and the like number of shares of our common stock issued in settlement of these units are included herein.

Pension Benefits

        We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation—Fiscal 2018

        Our executive officers and directors are eligible to participate in the Deferred Compensation Plan and the Deferred Stock Plan.

        The Deferral Plans were established to provide participants with the opportunity to defer the receipt of all or a portion of their compensation. The purpose of the Deferral Plans is to allow executives and non-employee directors to defer compensation to a non-qualified retirement plan that, in the case of our employees, are in amounts greater than the amount permitted to be deferred under our 401(k) Plan. Under the Deferral Plans, only the payment of the compensation earned by the participant is deferred and there is no deferral of the expense in our financial statements related to the participants' earnings. We record the related compensation expense in the year in which the compensation is earned by the participants.

        Under the Deferred Compensation Plan, participants may elect to defer a minimum of $0 and a maximum of 90% of base salary and 100% of bonuses, commissions, and effective January 1, 2007, share unit awards, earned by the participants for the calendar year. Under the Deferred Compensation Plan, participants can elect to defer between 0% and 100% of their restricted stock awards. From January 1, 2009 to December 31, 2010, participants' cash-derived deferrals under the Deferred Compensation Plan earned interest at the 5-year certificate of deposit annual yield taken from the Wall Street Journal Market Data Center (as captured on the first and last business date of each calendar quarter and averaged) plus 3% credited and compounded quarterly. Effective January 1, 2011, participants may elect to allocate their cash-derived deferrals to certain measurement funds which track the performance of actual mutual funds and are treated as deemed investments. The earnings that would have been received if such actual investment had been made are credited to the participants' accounts in proportion to their hypothetical investments. The value of equity-based awards deferred under the Deferred Compensation and Deferred Stock Plans are based upon the performance of our common stock.

        A participant in our Deferral Plans who terminates his or her employment with us due to retirement will be paid his or her Deferral Plan balances in a lump sum or in installments based on the participant's elections over a pre-determined period of time. A participant who terminates his or her employment with us due to disability (as defined in each of the Deferral Plans) will be paid his or her balances in a lump sum within 60 days after such participant is determined to have become disabled. Beneficiaries of a participant who dies before a complete payout of his or her Deferral Plan balances will receive a lump sum payment within 60 days after the Compensation Committee is provided with proof of death of such participant. A participant who terminates his or her employment with us for any other reason will receive payment of his or her Deferral Plan balances in a lump sum, within 60 days after either (a) the six-month anniversary of the date on which such participant's employment with us terminates, if such participant is a "key employee" under the Deferral Plans or (b) the date on which such participant's employment with us terminates, for all other participants.

        The following table summarizes information regarding the non-qualified deferred compensation of the Named Executive Officers in fiscal 2018, including deferrals of salaries, performance-based cash incentive compensation, and restricted stock unit compensation earned.

NONQUALIFIED DEFERRED COMPENSATION

Name	Type of Deferral	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(2)(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(4)
Steven L. Spinner	Cash Compensation	$21,605	$—	$100,493	$—	$1,462,673
	Deferred Stock	—	—	(43,593)	—	264,144
Michael P. Zechmeister	Cash Compensation	74,854	—	16,737	—	169,095
	Deferred Stock	—	—	—	—	—
Sean F. Griffin	Cash Compensation	269,466	—	122,816	—	1,363,890
	Deferred Stock	232,318	—	(66,518)	—	335,276
Joseph J. Traficanti	Cash Compensation	66,500	—	95,481	—	801,447
	Deferred Stock	159,939	—	(95,077)	—	438,397
Paul S. Green	Cash Compensation	108,044	—	96,377	—	762,534
	Deferred Stock	—	—	—	—	—
Eric A. Dorne	Cash Compensation	—	—	—	—	—
	Deferred Stock	—	—	—	—	—

(1)
Amounts reported as "Deferred Compensation" in this column are reported as compensation in the "Salary" and "Non-Equity Incentive Compensation" columns for fiscal 2018 of the table under "Summary Compensation Table—Fiscal Years 2016-2018."

(2)
Participants' non-equity deferrals under the Deferred Compensation Plan earned investment returns based on the performance of certain measurement funds as allocated by the participants. Any amounts reflected in the "Aggregate Earnings in Last Fiscal Year" column for non-equity awards that had preferential earnings (in excess of 120% of the July 2018 "compounded annually" federal long-term rate) have been reported as compensation in the "Nonqualified Deferred Compensation Earnings" column in the table under "Summary Compensable Table—Fiscal Years 2016-2018."

(3)
The value of equity-based awards deferred under the Deferral Plans is based upon the performance of our common stock. For restricted stock and restricted stock units, earnings or losses are calculated as follows: (i) number of vested shares deferred in fiscal 2018 valued at the change in the closing stock price from the date of vesting to the end of fiscal 2018, plus (ii) the number of vested shares that were deferred prior to fiscal 2018, valued by the change in the closing stock price on the first day of fiscal 2018 to the last day of fiscal 2018. None of the amounts reflected in the "Aggregate Earnings in Last Fiscal Year" column for equity awards have been reported as compensation in table under Summary Compensable Table—Fiscal Years 2016-2018 as a result of the fact that above-market or preferential earnings are not possible in connection with these items.

(4)
This column includes the following amounts that previously have been reported as non-equity compensation in fiscal 2017 and fiscal 2016 in the table under "Summary Compensation Table—Fiscal Years 2016-2018" and summary compensation tables for prior fiscal years, combined: Mr. Spinner—$105,474; Mr. Zechmeister—$74,961, Mr. Griffin—$433,821, Mr. Traficanti—$40,755 and Mr. Green—$177,166.

Potential Payments Upon Termination or Change-in-Control

        The information below describes and quantifies the compensation that would become payable to each of our Named Executive Officers under the then-existing plans and arrangements if the Named Executive Officer's employment had terminated on July 28, 2018, given the Named Executive Officer's compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. These benefits are in addition to benefits generally available to salaried employees. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price at the time of such event.

        As discussed under "EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Employment Agreements with Messrs. Spinner and Griffin, Severance Agreements and Change in Control Agreements," as of July 28, 2018 we were a party to a severance agreement and change in control agreement with each of our Named Executive Officers, except for our Chief Executive Officer, with whom we were a party to an employment agreement. This employment agreement provides for benefits upon a termination of Mr. Spinner's employment, whether occurring before or within one year following a change in control that are different than those provided for in the severance and change in control agreements and is described in more detail in "EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-Employment Agreements with Messrs. Spinner and Griffin, Severance Agreements and Change in Control Agreements."

        If one of the Named Executive Officers were to die or become disabled, any unvested restricted stock units would become immediately vested (with performance units vesting at target levels of performance), and any unexercisable stock options would be cancelled and forfeited. Any vested stock options exercisable at the time of death or disability would be exercisable at any time on or before the earlier to occur of the date that is one year after such cessation or the grant's expiration date.

        On November 5, 2018, we amended the change in control agreements and severance agreements and entered into new employment agreements with Messrs. Spinner and Griffin. The amended terms, where applicable, are shown in the footnotes to the table below. For a description of termination provisions in the severance and change in control agreements, see "EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Employment Agreements with Messrs. Spinner and Griffin, Severance Agreements and Change in Control Agreements." In addition, the award agreements for long-term equity-based incentives also address some of these circumstances. The following table describes the potential payments as of July 28, 2018 upon termination of the Named Executive Officers. This table excludes potential payments related to our Deferral Plans, which are described in more detail in "Nonqualified Deferred Compensation—Fiscal 2018."

 BENEFITS UPON TERMINATION OF EMPLOYMENT

Payments Upon Termination	Employee Resignation for Good Reason		Termination Without Cause		Termination without Cause or Resignation for Good Reason following Change in Control(1)		Termination as a result of Death or Disability		Termination for Cause or Resignation for Other Than Good Reason
Steven L. Spinner
Cash Severance Pay	4,802,000	(2)	$4,802,000	(2)	$8,308,539	(4)	$—		$1,141,924	(8)
Medical Benefits	35,000	(5)	35,000	(5)	105,000	(5)	—		—
Acceleration of Stock Options	—		—		—		—		—
Acceleration of Stock Awards	3,456,626	(6)	3,456,626	(6)	3,456,626	(6)	3,456,626	(7)	—
Total	8,293,626		$8,293,626		$11,870,165		$3,456,626		$1,141,924
Michael P. Zechmeister
Cash Severance Pay	493,538	(3)	$493,538	(3)	$3,108,085	(9)	$—		$—
Medical Benefits	35,000	(5)	35,000	(5)	105,000	(5)	—		—
Relocation Costs	—		—		100,000	(10)	—		—
Acceleration of Stock Options	—		—		—		—		—
Acceleration of Stock Awards	—		—		3,135,915	(6)	3,135,915	(7)	—
Total	528,538		$528,538		$6,449,000		$3,135,915		$—
Sean F. Griffin
Cash Severance Pay	588,500	(3)	$588,500	(3)	$4,284,263	(9)	$—		$—
Medical Benefits	35,000	(5)	35,000	(5)	105,000	(5)	—		—
Acceleration of Stock Options	—		—		—		—		—
Acceleration of Stock Awards	—		—		1,494,062	(6)	1,494,062	(7)	—
Total	623,500		$623,500		$5,883,325		$1,494,062		$—
Joseph J. Traficanti
Cash Severance Pay	—		—		—		—		—
Medical Benefits	—		—		—		—		—
Acceleration of Stock Options	—		—		—		—		—
Acceleration of Stock Awards	—		—		—		—		$582,774	(12)
Total	—		—		—		—		$582,774
Paul S. Green
Cash Severance Pay	380,000	(3)	$380,000	(3)	$1,206,042	(11)	$—		$—
Medical Benefits	35,000	(5)	35,000	(5)	105,000	(5)	—		—
Acceleration of Stock Options	—		—		—		—		—
Acceleration of Stock Awards	—		—		1,465,778	(6)	1,465,778	(7)	—
Total	415,000		$415,000		$2,776,820		$1,465,778		$—
Eric A. Dorne
Cash Severance Pay	425,000	(3)	$425,000	(3)	$1,275,956	(11)	$—		$—
Medical Benefits	35,000	(5)	35,000	(5)	105,000	(5)	—		—
Acceleration of Stock Options	—		—		—		—		—
Acceleration of Stock Awards	—		—		1,591,104		1,591,104		—
Total	460,000		$460,000		$2,972,060		$1,591,104		$—

(1)
Amounts presented in this column assume that the Named Executive Officer is terminated without Cause or resigns for Good Reason within one year following a Change in Control. If the Named Executive Officer's employment were terminated for any reason other than termination without Cause or resignation for Good Reason within one year following a Change in Control, the Named Executive Officer would be entitled only to the amounts set forth in the Acceleration of Stock Options and Acceleration of Stock Awards rows. Under Mr. Spinner's New Employment Agreement, the Griffin Employment Agreement and the amended change in control agreements for Messrs. Zechmeister, Green and Dorne, the one year protection period following a Change in Control has been extended to two years.

(2)
The amount represents the sum of (i) 2 times the Named Executive Officer's base salary as of July 28, 2018 at the assumed termination date, and (ii) 2 times the Named Executive Officer's annual cash incentive payments based on target performance for the fiscal year in which the executive was terminated.

(3)
The amount represents continuation of the Named Executive Officer's base salary as of July 28, 2018 for one year following the assumed date of termination, but does not include any earned but unpaid cash incentive payment as of the assumed termination date.

(4)
Amount represents the sum of (i) 3 times the Named Executive Officer's base salary as of July 28, 2018 at the assumed termination date, (ii) 3 times the Named Executive Officer's annual cash incentive payments based on target performance for the fiscal year in which the executive is terminated, (iii) accrued and unpaid vacation, and (iv) the amount of the

  Named Executive Officer's annual cash incentive payment that he would have earned during the fiscal year in which his employment was terminated. Under Mr. Spinner's New Employment Agreement, the multiple of base salary and annual cash incentive payments based on target performance for the year in which termination occurs has been reduced from 3 to 2.99, which would have resulted in total cash severance pay of $6,834,379 had the new provision been in place at the end of fiscal 2018.

(5)
Represents the amount that the Company would be required to pay in lieu of post-termination medical benefits for the executive and his dependents.

(6)
Amount represents the intrinsic value of each unvested stock option, share of restricted stock, restricted stock unit or unearned performance unit outstanding on July 28, 2018, and which vests on an accelerated basis following the relevant termination event, with unearned performance units vesting based on the "target" level of performance. These amounts are calculated by multiplying (i) the aggregate number of equity awards which vest on an accelerated basis by (ii) the amount by which $32.51 per share, the closing price of our common stock on the NASDAQ Stock Market on July 28, 2018, the last business day of fiscal 2018, exceeds the exercise price payable per award, if any. This does not include any awards granted in fiscal 2019.

(7)
Amount represents the intrinsic value of each restricted stock unit (with performance units vesting at target levels of performance) outstanding on July 28, 2018, which vests on an accelerated basis following the death or disability (as defined in the 2004 Equity Plan or Original Amended and Restated Plan, as applicable) of the Named Executive Officer. These amounts are calculated by multiplying (i) the aggregate number of equity awards which vest on an accelerated basis by (ii) the amount by which $32.51 per share, the closing price of our common stock on the NASDAQ Stock Market on July 28, 2018, the last business day of fiscal 2018, exceeds the exercise price payable per award, if any. This does not include any awards granted in fiscal 2019.

(8)
Amount represents the sum of (i) base salary earned through the termination date, (ii) accrued and unpaid vacation, and (iii) cash incentive compensation earned as of the termination date in respect to the prior fiscal year which has not been paid as of the termination date.

(9)
Amount represents the sum of (i) 2.99 times the Named Executive Officer's base salary as of July 28, 2018 at the assumed termination date, (ii) 2.99 times the Named Executive Officer's annual cash incentive payments based on target performance for the fiscal year in which the executive is terminated, (iii) accrued and unpaid vacation, and (iv) the amount of the Named Executive Officer's annual cash incentive payment that he would have earned during the fiscal year in which his employment was terminated. Under the Griffin Employment Agreement and the November 5, 2018 amendments to Mr. Zechmeister's change in control agreement, the multiple of base salary and annual cash incentive payments based on target performance for the year in which termination occurs has been reduced from 2.99 to 2.5, which would have resulted in total cash severance pay of $2,899,817 for Mr. Griffin and $2,654,042 for Mr. Zechmeister, had the new provisions been in place at the end of fiscal 2018.

(10)
If the Company terminates Mr. Zechmeister without Cause or Mr. Zechmeister voluntarily terminates his employment for Good Reason, in either case, within one year following a Change in Control, the Company would be required to reimburse him up to $100,000 for certain relocation costs.

(11)
Amount represents the sum of (i) 1.5 times the Named Executive Officer's base salary as of July 28, 2018 at the assumed termination date, (ii) 1.5 times the Named Executive Officer's annual cash incentive payments based on target performance for the fiscal year in which the executive is terminated, (iii) accrued and unpaid vacation, and (iv) the amount of the Named Executive Officer's annual cash incentive payment that he would have earned during the fiscal year in which his employment was terminated. Under the November 5, 2018 amendments to Mr. Green's and Mr. Dorne's change in control agreements, the multiple of base salary and annual cash incentive payments based on target performance for the year in which termination occurs has been increased from 1.5 to 2.0, which would have resulted in total cash severance pay of $1,348,542 for Mr. Green and $1,435,331 for Mr. Dorne, had the new provisions been in place at the end of fiscal 2018.

(12)
Amount represents the aggregate number of time vesting restricted stock awards that were accelerated upon Mr. Traficanti's retirement, multiplied by the closing price of our common stock on the NASDAQ Stock Market on July 28, 2018, the last business day of fiscal 2018. Mr. Traficanti retired effective as of the end of fiscal 2018, so the potential consequences of other types of termination of employment are no longer applicable to him.

CEO Pay Ratio

        SEC rules require us to disclose the total annual compensation of Steven L. Spinner, our Chief Executive Officer, the median of the total annual compensation of all employees other than Mr. Spinner, as well as the ratio of such amounts to each other (referred to as the "CEO pay ratio"). Total compensation for Mr. Spinner and our median employee is calculated in accordance with SEC rules applicable to the Summary Compensation Table. We calculated this information for the twelve (12) months ended July 28, 2018. For such period, Mr. Spinner's total compensation was $5,118,422, our median employee's total compensation was $53,245, and the ratio of Mr. Spinner's total compensation to the median employee's total compensation was 96 to 1.

        To identify the median employee, we obtained payroll data for all active employees (full-time, part-time, active and seasonal) as of June 30, 2018, including regular wages, profit sharing, sales, annual bonus, commissions (actually earned), taxable fringe benefits, relocation benefits, deferred compensation payout and 401(k) match. Canadian wages were converted to U.S. dollars using an average annual exchange rate for the 12 months ended June 30, 2018. Earnings for permanent employees who did not work for the entire year (i.e., new hires and employees on a leave of absence) were annualized. The wages of temporary employees were not annualized. Bonus for the fiscal year was included at target. Equity compensation was included at grant date fair value; performance-based compensation was recorded at the target value.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board, upon the recommendation of the Audit Committee, has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 3, 2019, subject to ratification by stockholders at the annual meeting. Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by law or otherwise. However, the Board is submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection of KPMG LLP, the Board will consider whether to appoint KPMG LLP despite the stockholder vote or to select another independent registered public accounting firm for fiscal 2020 and possibly future years.

        Representatives of KPMG LLP, which served as our independent registered public accounting firm for the fiscal year ended July 28, 2018, will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

        The Board unanimously recommends that stockholders vote "FOR" ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2019. Proxies received by the Board will be voted "FOR" the proposal unless a contrary choice is specified in the proxy.

Fees Paid to KPMG LLP

        In addition to retaining KPMG LLP to audit our financial statements for fiscal 2018, we engaged the firm from time to time during the year to perform other services. The following table sets forth the aggregate fees billed by KPMG LLP in connection with services rendered during the last two fiscal years.

Fee Category	Fiscal 2018	Fiscal 2017
Audit Fees	$2,204,732	$2,416,882
Audit-Related Fees	847,000	531,243
Tax Fees	239,000	259,593
All Other Fees	1,780	1,650

	$3,292,512	$2,768,354

        Audit Fees consists of fees billed for professional services rendered in connection with the audit of our annual financial statements, including fees related to KPMG LLP's assessment of internal control over financial reporting, the review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

        Audit-Related Fees consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees." These services include employee benefit plan audits, accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. Fiscal 2018 audit-related fees also include diligence fees related to the proposed acquisition of SUPERVALU and advisory fees related to the company's adoption of ASU No. 2014-09, Revenue from Contracts with Customers (topic 606).

        Tax Fees consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, cost segregation studies, tax audit defense and mergers and acquisitions.

        All Other Fees consists of fees for services other than the services reported above. For fiscal 2018, these fees include diligence fees related to the proposed acquisition of SUPERVALU Inc. In addition, in fiscal 2018 and 2017, we utilized KPMG LLP for a subscription to an online accounting research tool.

        The Audit Committee has considered whether the provision of the non-audit services described above by KPMG LLP is compatible with maintaining auditor independence and determined that KPMG LLP's provision of non-audit services did not compromise its independence as our independent registered public accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        In accordance with its charter, the Audit Committee has adopted a written Pre-Approval Policy, under which the Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG LLP. These services may include audit services, audit-related services, tax services and other related services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by KPMG LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. Under the Pre-Approval Policy, the Audit Committee has delegated pre-approval authority (subject to certain exceptions and dollar limits) to the chair of the Audit Committee who shall report any pre-approval decisions to the Audit Committee for ratification at its next scheduled meeting. During fiscal 2018, all services provided to us by KPMG LLP were pre-approved either by the Audit Committee or the chairperson of the Audit Committee acting pursuant to delegated authority in accordance with the Pre-Approval Policy and the Audit Committee's charter.

PROPOSAL 3—ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

        As described in "EXECUTIVE COMPENSATION—Compensation Discussion and Analysis," the Compensation Committee's goal in setting executive compensation is to provide a compensation program that attracts individuals with the skills necessary for us to achieve our business plan, motivates our executive talent, rewards those individuals fairly over time for performance that enhances stockholder value and retains those individuals who continue to perform at or above the levels that are deemed necessary to drive our success. Our compensation program is also designed to reinforce a sense of ownership in our Company, urgency with respect to meeting deadlines and overall entrepreneurial spirit and to link rewards, including both short-term and longer term awards, as well as cash and non-cash awards, to measurable corporate and individual performance metrics established by the Compensation Committee. In applying these principles, we seek to integrate compensation with our short- and long-term strategic plans and to align the interests of our executives with the long-term interests of our stockholders.

        Our compensation programs are designed so that they maintain a pay-for-performance incentive program but do not include compensation mix overly weighted toward annual incentives, uncapped or "all or nothing" bonus payouts or unreasonable performance goals. Our cash and equity incentive programs include several design features that reduce the likelihood of excessive risk-taking, including the use of reasonably obtainable and balanced performance metrics, maximum payouts at levels deemed appropriate, a carefully considered "peer group" to confirm that our compensation practices are measured and appropriately competitive, and significant weighting towards long-term incentives that promote longer-term goals and reward sustainable stock, financial and operating performance, especially when combined with our executive stock ownership guidelines. Additionally, our executive compensation recoupment policy allows us to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors are factors considered in all performance and bonus assessments.

        Stockholders are urged to read the Compensation Discussion and Analysis, which discusses how our compensation policies and procedures implement our compensation objectives and philosophies, as well as the table under "EXECUTIVE COMPENSATION TABLES—Summary Compensation Table—Fiscal Years 2016-2018" and other related compensation tables and narrative disclosure, which describe the compensation of our Named Executive Officers in fiscal 2018.

        The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in aligning the interests of our executives with those of our stockholders and incentivizing performance that supports our short- and long-term strategic objectives, and that the compensation of the Named Executive Officers in fiscal 2018 reflects and supports these compensation policies and procedures.

        As required by Section 14A of the Exchange Act and as a matter of good corporate governance, stockholders will be asked at the annual meeting to approve the following advisory resolution:

        RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

        This advisory vote, commonly referred to as a "say-on-pay" advisory vote, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs. The Board has adopted, and stockholders have approved, a policy of providing for annual advisory votes by stockholders on executive compensation. The next such vote will occur at the 2019 Annual Meeting of Stockholders.

        The Board unanimously recommends that stockholders vote "FOR" the advisory approval of our executive compensation. Proxies received by the Board will be voted "FOR" the proposal unless a contrary choice is specified in the proxy.

 OTHER MATTERS

Stock Ownership of Certain Beneficial Owners and Management

        This table includes information regarding the amount of our common stock beneficially owned as of October 23, 2018 by (i) each of our directors, (ii) each of our executive officers named in the "EXECUTIVE COMPENSATION TABLES—Summary Compensation Table—Fiscal Years 2016-2018,"

(iii) all of our current directors and executive officers as a group, and (iv) each person or entity known to us to own more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)(3)	Percentage Ownership
Directors and Named Executive Officers:
Steven L. Spinner	295,644	**
Eric F. Artz	15,095	**
Ann Torre Bates	14,895	**
Denise M. Clark	22,047	**
Daphne J. Dufresne	11,765	**
Michael S. Funk	59,839	**
James P. Heffernan	33,696	**
Peter A. Roy	44,509	**
Sean F. Griffin	71,708	**
Michael P. Zechmeister	41,403	**
Joseph J. Traficanti	44,796	**
Paul Green	12,209	**
Eric A. Dorne	26,577	**
All current directors and executive officers, as a group (15 persons)	744,379	1.5%
Other Stockholders:
BlackRock, Inc.(4)	5,347,831	10.5%
The Vanguard Group, Inc.(5)	4,484,605	8.8%
Dimensional Fund Advisors LP(6)	4,282,399	8.4%
Kiltearn Limited(7)	4,159,404	8.2%
FMR LLC(8)	2,739,682	5.4%

**
Less than 1%

(1)
The address for each listed director and executive officer is c/o United Natural Foods, Inc., 313 Iron Horse Way, Providence, Rhode Island 02908. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. The address for Murdoch Murchison, Kiltearn Limited and Kiltearn Partners LLP is Exchange Place 3, 3 Semple Street, Edinburgh, United Kingdom EH3 8BL. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(2)
The number of shares of common stock beneficially owned by each stockholder is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days after October 23, 2018, through the vesting and/or exercise of any equity award or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person.

(3)
The shares of common stock shown in the table include the following numbers of shares that are issuable upon the exercise of stock options and that are exercisable within 60 days after October 23, 2018: Mr. Spinner—98,281; Mr. Funk—7,000; Mr. Heffernan—7,980; Mr. Roy—7,980; Mr. Griffin—26,420; Mr. Zechmeister—24,773; Mr. Traficanti—12,420; Mr. Green—3,790; Mr. Dorne—17,972; all directors and executive officers as a group—2226,706.

  The shares of common stock shown in the table do not include any shares issuable pursuant to restricted stock units.

  The shares of common stock shown in the table include the following numbers of shares that are issuable pursuant to phantom stock in our Deferred Compensation and Deferred Stock Plans (the "Deferral Plans") and which a person has the right to receive within 60 days after October 23, 2018: Mr. Spinner—8,125; Ms. Clark—13,315; Mr. Heffernan—18,756; Mr. Griffin—17,548; Mr. Traficanti—13,885; all directors and executive officers as a group—71,629.

  The shares of common stock shown in the table include the following numbers of shares that are allocated to the individual's account under our 401(k) Plan's Stock Fund: Mr. Spinner—651; Mr. Funk—4,227; Mr. Griffin—1,632; Mr. Green—168; Mr. Dorne—1,007; all directors and executive officers as a group—7,972.

  The shares of common stock shown in the table include 49,827 vested performance units held by Mr. Spinner that are not payable until the termination of Mr. Spinner's employment with the Company, or if earlier, immediately prior to consummation of a change in control of the Company.

(4)
Beneficial ownership information based solely on a Schedule 13G filed with the SEC on January 19, 2018 by BlackRock, Inc. BlackRock, Inc. reported sole voting power with respect to 5,224,384 shares and sole dispositive power with respect to 5,347,831shares. Includes shares beneficially owned by Blackrock Life Limited, Blackrock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., Blackrock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC. Blackrock Fund Advisors beneficially owns 5% or greater of the outstanding shares reported on the Schedule 13G.

(5)
Beneficial ownership information based solely on a Schedule 13G filed with the SEC on February 9, 2018 by The Vanguard Group, Inc. The Vanguard Group, Inc. reported sole voting power with respect to 56,449shares, shared voting power with respect to 5,893 shares, sole dispositive power with respect to 4,426,778 shares and shared dispositive power with respect to 57,827 shares. Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., reported beneficial ownership of 51,934 shares as a result of VFTC's serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., reported beneficial ownership of 10,408 shares as a result of VIA's serving as investment manager of Australian investment offerings.

(6)
Beneficial ownership information based solely on a Schedule 13G filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP reported sole voting power with respect to 4,181,441 shares and sole dispositive power with respect to 4,282,399 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the "Funds"). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, "Dimensional") may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(7)
Beneficial ownership information based solely on a Schedule 13G jointly filed with the SEC on February 14, 2018 by Murdoch Murchison, Kiltearn Limited and Kiltearn Partners LLP. Murdoch Murchison reported shared voting power with respect to 4,159,404 shares and shared dispositive power with respect to 4,159,404 shares. Kiltearn Limited reported shared voting power with respect to 4,159,404 shares and shared dispositive power with respect to 4,159,404 shares. Kiltearn Partners LLP reported shared voting power with respect to 4,159,404 shares and shared dispositive power with respect to 4,159,404 shares.

(8)
Beneficial ownership information based solely on a Schedule 13G/A filed with the SEC on February 13, 2018 by FMR LLC. FMR LLC reported sole voting power with respect to 211,151shares and sole dispositive power with respect to 5,525,535 shares. Includes shares beneficially owned by FMR Co., Inc. and Strategic Advisers, Inc. FMR Co., Inc. beneficially owns 5% or greater of the outstanding shares reported on the Schedule 13G/A. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock ("Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. To our knowledge, based solely on review of copies of such reports furnished to us during the fiscal year ended July 28, 2018, all Section 16(a) filing requirements applicable to the Reporting Persons were complied with.

Stockholder Proposals for the 2019 Annual Meeting of Stockholders

        Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement for the 2019 Annual Meeting of Stockholders must be submitted to our Corporate Secretary at 313 Iron Horse Way, Providence, Rhode Island 02908, no later than the close of business on July 11, 2019. We strongly encourage stockholders interested in submitting a proposal to contact legal counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

        We have also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our Bylaws. For the 2019 Annual Meeting of Stockholders, notice of proxy access director nominations must be submitted to the Corporate Secretary at the address specified above no earlier than July 20, 2019 and no later than August 20, 2019.

        Our Bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations. If a stockholder wishes to present a proposal before the 2019 Annual Meeting of Stockholders or to nominate a director for election, but does not wish to have the proposal or director nomination considered for inclusion in our proxy statement, such stockholder must give written notice to our Corporate Secretary at the address noted above, which notice must be received by our Corporate Secretary no earlier than July 20, 2019 and no later than August 20, 2019. The stockholder's submission must include certain specified information concerning the proposal or director nominee and the stockholder, including such stockholder's ownership of our common stock, as described in more detail in our Bylaws. As we will not entertain any proposals at the annual meeting that do not meet these requirements, we strongly encourage stockholders to seek advice from legal counsel before submitting a proposal.

        See "PROPOSAL 1—Election of Directors—Director Recommendations and Proxy Access" for further information on the requirements in our Bylaws related to proxy access and our advance notice procedures.

INFORMATION ABOUT THE MEETING

Record Date and Share Ownership

        Only stockholders of record on our books at the close of business on Tuesday, October 23, 2018 (the "Record Date") will be entitled to vote at the annual meeting and any adjournments or postponements of the annual meeting. As of the close of business on October 23, 2018, we had 51,312,651 shares of common stock outstanding. Each share of common stock entitles the record holder to one vote on each matter to be voted upon at the annual meeting. Copies of the Notice of Annual Meeting of Stockholders, this proxy statement, the proxy card and our Annual Report to Stockholders for the fiscal year ended July 28, 2018, were first made available to stockholders of record as of the Record Date on or about November 8, 2018. The Board is making these materials available to you on the Internet or, upon your request, is delivering printed versions of these materials to you without charge by mail. On or about November 8, 2018, we mailed to all stockholders of record as of the Record Date the Notice of Proxy Availability, which contains instructions on how to access these materials and vote. Stockholders of record who have previously elected to receive a full set of proxy materials in hard copy will receive such materials in lieu of the Notice of Proxy Availability.

        We will, upon written request of any stockholder, furnish without charge a copy of our Annual Report on Form 10-K for the fiscal year ended July 28, 2018, as filed with the SEC, without exhibits. Please address all such requests to the attention of Investor Relations, United Natural Foods, Inc., 313 Iron Horse Way, Providence, Rhode Island 02908 or via email to InvestorRelations@unfi.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Submitting and Revoking Your Proxy

        If you complete and submit a proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy but do not complete the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:

        FOR the election of Eric F. Artz, Ann Torre Bates, Denise M. Clark, Daphne J. Dufresne, Michael S. Funk, James P. Heffernan, Peter A. Roy, and Steven L. Spinner as directors to serve until the 2019 annual meeting of stockholders (Proposal 1);

        FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 3, 2019 (Proposal 2); and

        FOR the advisory approval of our executive compensation (Proposal 3).

        If other matters come before the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented at the annual meeting.

        You may revoke or revise your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting via the Internet while attending the virtual annual meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to our corporate secretary at 313 Iron Horse Way, Providence, Rhode Island 02908. Attendance at the annual meeting virtually through the Internet will not itself be deemed to revoke your proxy unless you vote via the Internet while attending the virtual annual meeting. Your latest dated proxy card or telephone or Internet proxy at the time of the meeting is the one that is counted.

How to Vote

        For Proposal 1, you may vote "FOR" or "AGAINST" each of the nominees to the Board. You may also abstain from voting "FOR" or "AGAINST" any nominee. For Proposals 2 and 3, you may vote "FOR" or "AGAINST" or abstain from voting.

        Stockholders of Record:    If you are a stockholder of record, there are four ways to vote:

  •
  by completing, signing, dating and returning your proxy card by mail, if you request a paper copy of the proxy materials;

  •
  by making a toll-free telephone call within the United States or Canada using a touch-tone telephone to the toll-free number provided on your Notice of Proxy Availability;

  •
  by voting on the Internet before the meeting; or

  •
  by voting on the Internet during the meeting.

        To vote on the Internet before the meeting, go to the website address indicated on your Notice of Proxy Availability to complete an electronic proxy card prior to the annual meeting. You will be asked to provide the control number from the Notice of Proxy Availability. You may also vote on the Internet while attending the meeting virtually through the Internet.

        If you plan to vote by telephone or Internet in advance of the meeting, your vote must be received by 7:00 p.m., Eastern Standard Time, on December 17, 2018 to be counted. Internet voting during the annual meeting is also permissible through the virtual web meeting hosted at www.virtualshareholdermeeting.com/unfi2018. If you wish to vote at the annual meeting while attending through the virtual annual meeting, you must have your 16-digit control number from your Notice of Proxy Availability.

        Street Name Holders:    If you hold your shares of common stock in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in "street name." If you hold your shares in street name, these proxy materials were being forwarded to you by your broker, bank or other nominee and you should follow the voting instructions provided by your broker, bank or other nominee. You may not vote directly any shares you beneficially own that are held in street name; however, as the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee on how to vote your shares. You may complete and return a voting instruction card to your broker, bank or other nominee. Please check your Notice of Proxy Availability or contact your bank, broker or other nominee for more information. If you hold your shares in street name and wish to vote while attending the virtual annual meeting, you must have your 16-digit control number from your Notice of Proxy Availability.

        Holders Through the 401(k) Plan:    If you hold your shares through the 401(k) Plan's Stock Fund, you will receive a separate voting instructions card which will serve as a voting instruction for Fidelity Management Trust Company ("Fidelity"), the trustee of the 401(k) Plan. You must submit your voting instructions to Fidelity by 5:00 p.m. Eastern Standard Time on December 16, 2018 to allow time to receive your voting instructions. If Fidelity does not receive voting instructions for your shares, it will not vote your shares.

        We provide Internet proxy voting to allow you to vote your shares online both before and during the meeting, with procedures designed to confirm the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Broker Non-Votes and Proxy Solicitation

        If you do not provide your broker instructions on how to vote your shares on non-discretionary items, a "broker non-vote" will occur. Proposals 1 and 3 are non-discretionary items for which your broker will not be able to vote your shares without your instructions. Proposal 2 (ratification of the selection of KPMG LLP) is a discretionary item, and your broker may vote your shares in its discretion even without voting instructions from you. In the case of a broker non-vote, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum, but will not otherwise have any effect on the outcome of the vote on Proposals 1 and 3.

        In addition to solicitations by mail and the Internet, our directors, officers and employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. In addition, we have retained Okapi Partners LLC, to assist in the solicitation of proxies for a fee of approximately $10,000 plus associated costs and expenses. We will request brokerage houses, banks, and nominees to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses, banks and other nominees for their reasonable expenses in connection with this distribution.

Quorum

        Presence by attendance through the virtual annual meeting, or by proxy, of a majority of the shares of common stock outstanding at the close of business on the Record Date and entitled to vote at the annual meeting will be required for a quorum at the meeting. Shares of common stock present by attendance through the virtual annual meeting or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the annual meeting.

Votes Required

        Proposal 1 (election of a total of eight nominees as directors) is an uncontested director election. In uncontested elections, our Fourth Amended and Restated Bylaws (the "Bylaws") require that each nominee be elected by a majority of votes cast with respect to such nominee. Therefore, a director will be elected if the number of shares voted "FOR" the director exceeds the number of shares voted "AGAINST" the director. Since each nominee is already a director, our Bylaws require any nominee who does not receive the affirmative vote of at least a majority of the votes cast to offer to tender his or her resignation to the Board. The Nominating and Governance Committee of the Board will make a recommendation to the Board on whether to accept or reject the director's resignation, or whether other action should be taken. The Board will act on such recommendation within 90 days from the date of the certification of the election results. Abstentions and broker non-votes will have no effect on this item because they are not considered votes cast.

        For each of Proposal 2 (ratification of the selection of KPMG LLP) and Proposal 3 (advisory approval of our executive compensation), the affirmative vote of a majority of votes cast on the proposal is necessary for approval. Abstentions (in the case of Proposals 2 and 3) and broker non-votes (in the case of Proposal 3) will have no effect on the results because they are not considered votes cast.

Attending the Annual Meeting

        We will be hosting the 2018 Annual Meeting of Stockholders live via the Internet. There will be no in-person meeting. A summary of the information you need to attend the annual meeting online is provided below:

  •
  Any stockholder as of the Record Date can attend the annual meeting virtually through the Internet at www.virtualshareholdermeeting.com/unfi2018.

  •
  Meeting starts at 4:00 p.m. Eastern Standard Time, with log-in at 3:45 p.m. on Tuesday, December 18, 2018.

  •
  If attending the annual meeting virtually through the Internet, please have your 16-digit control number provided on your Notice of Proxy Availability to enter the annual meeting.

  •
  If you hold your shares in street name and wish to vote while attending the virtual annual meeting, you must have your 16-digit control number from your Notice of Proxy Availability.

  •
  Stockholders may vote and, subject to any rules of the meeting, submit questions while attending the annual meeting through the Internet.

  •
  Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/unfi2018.

  •
  Webcast replay of the annual meeting will be available at www.virtualshareholdermeeting.com/unfi2018 until December 18, 2019.

        Before the meeting, you may post any questions to be answered at the meeting at www.proxyvote.com. You may also ask questions during the meeting, as described above.

Householding

        We have adopted a procedure for stockholders whose shares are held in street name called "householding," pursuant to which stockholders of record who have the same address and the same last name will receive only one Notice of Proxy Availability each and, as applicable, one set of any additional proxy materials that are delivered, unless one or more of these stockholders notifies us that they wish to continue receiving multiple copies. This procedure provides extra convenience for stockholders and a cost savings for us. Currently, we are not providing householding to stockholders of record.

        If at any time you no longer wish to participate in householding and would prefer to receive a separate Notice of Proxy Availability and, as applicable, any additional proxy materials that are delivered, or if your shares are held in street name and you are receiving multiple copies of our Notice of Proxy Availability and, as applicable, any additional proxy materials that are delivered and wish to receive only one, please notify your bank, broker or other nominee. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to our Investor Relations Department at (401) 528-8634 or 313 Iron Horse Way, Providence, Rhode Island 02908.

        Stockholders who participate in householding will continue to receive separate control numbers for use in voting their shares, and, if requested, separate proxy cards.

        THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING ON THE INTERNET THROUGH A VIRTUAL WEB CONFERENCE. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE VIA THE INTERNET, BY TELEPHONE, OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED

PROXY CARD AS SOON AS POSSIBLE SO THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. STOCKHOLDERS OF RECORD, OR BENEFICIAL STOCKHOLDERS NAMED AS PROXIES BY THEIR STOCKHOLDERS OF RECORD, WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND CAST THEIR VOTES ELECTRONICALLY OVER THE INTERNET THROUGH THE VIRTUAL ANNUAL MEETING.

By Order of the Board of Directors,
Steven L. Spinner Chair of the Board, President and Chief Executive Officer

November 8, 2018

Annex A

Reconciliation Of Non-GAAP Performance Metrics

        This proxy statement refers to the non-GAAP financial measures of adjusted EBITDA, adjusted ROIC (return on invested capital) and adjusted EPS (earnings per diluted share). These metrics are used by the Company in evaluating our performance for purposes of our executive compensation program. We believe these non-GAAP financial measures provide investors with useful supplemental information about the performance of our business and (in the case of adjusted ROIC) how effectively we deploy capital, as well as providing insight into the metrics we use for executive compensation purposes.

        Non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore, are unlikely to be comparable with calculations of similar measures for other companies. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measure.

Reconciliation of Net Income to Adjusted EBITDA (unaudited)

Fiscal year ended July 28, 2018
Net income	165,670
Depreciation and amortization	87,631
Total other (income) expense, net	14,480
Provision for income taxes	47,075
Restructuring and asset impairment expenses(1)	16,013
Acquisition related costs(2)	4,967
Other Adjustments(3)	(68)

Adjusted EBITDA	335,769

(1)
Represents restructuring and impairment charges, which includes a loss on the disposition of assets, primarily related to the Company's Earth Origins retail business during fiscal 2018.

(2)
Acquisition costs recorded during the period related to the recently completed SUPERVALU acquisition.

(3)
Represents unbudgeted pre-tax legal expense for litigation, legal and governance matters.

 Reconciliation of Non-GAAP Financial Measures—Adjusted Return on Invested Capital

        The Company defines Adjusted Return on Invested Capital (ROIC) as net operating profit after taxes divided by the sum of the monthly average ending balances of total debt and stockholders' equity, plus or minus certain adjustments described in more detail below. Management believes Adjusted ROIC provides investors with an important perspective on how effectively the Company deploys capital. Adjusted ROIC is a "non-GAAP financial measure" as defined by the Securities and Exchange Commission (SEC) in Regulation G.

        All "As Reported" financial data below is shown as it was filed with the SEC.

	Fiscal Year 2018				Debt Associated with Investments Made by Company(4)	Impact of Adjustments made on Stock Holders Equity(5)	Adjust Invested Capital to Monthly Averages(6)		Fiscal Year 2018
		Restructuring and Impairment Expense(1)		Other Operating Income Adjustments(3)
			Acquisition Related Costs(2)					Impact of tax rate related to tax reform(7)
(in 000's)	As Reported								Adjusted
Operating Income	$227,225	16,013	4,967	(68)	—	—	—	—	$248,137
Effective Tax Rate	22.13%	22.13%	22.13%	22.13%	22.13%	22.13%	22.13%	39.57%	39.57%
Tax on Operating Income	50,279	3,543	1,099	(15)	—	—	—	43,282	98,188

Net Operating profit after tax	$176,946	12,470	3,868	(53)	—	—	—	(43,282)	149,949

Notes Payable	210,000	—	—	—	(3,917)	—	3,917	—	210,000
Long Term Debt—Current	12,441	—	—	—	—	—	—	—	12,441
Long Term Debt	137,709	—	—	—	—	—	—	—	137,709
Stockholders' Equity	1,845,955	—	—	—	—	(11,865)	—	—	1,834,090

Total Invested Capital	$2,206,105	—	—	—	(3,917)	(11,865)	3,917	—	$2,194,240

Return on Invested Capital	8.02%					Adjusted Return on Invested Capital			6.83%

(1)
Represents restructuring and impairment charges, which includes a loss on the disposition of assets, primarily related to the Company's Earth Origins retail business during fiscal 2018.

(2)
Acquisition costs recorded during the period related to the recently completed SUPERVALU acquisition.

(3)
Represents unbudgeted pre-tax legal expense for litigation, legal and governance matters

(4)
Represents the impact on the monthly ending notes payable balance of the unbudgeted investments made by the Company through its minority interest in Branch Brook Holdings.

(5)
Represents the net income impact to retained earnings of items adjusted to operating income.

(6)
The Company calculated the average invested capital outstanding during the year by averaging the monthly ending balances. Represents the adjustment to state ending invested capital balances to average of monthly balances.

(7)
Represents the overall impact to ROIC because of the unbudgeted impacts U.S. tax reform enacted in December 2017.

 Reconciliation of GAAP Earnings Per Diluted Common Share to Adjusted Earnings per Diluted
Common Share (unaudited)

Fiscal year ended July 28, 2018
GAAP earnings per diluted common share	$3.26
Restructuring and asset impairment expenses(1)	0.31
Acquisition related costs(2)	0.10
Other adjustments(3)	(0.00)
Tax impact of adjustments(4)	(0.13)
Net tax benefit to U.S Tax Reform(5)	0.75

Adjusted earnings per diluted common share	$2.78 *

(1)
Represents restructuring and impairment charges, which includes a loss on the disposition of assets, primarily related to the Company's Earth Origins retail business during fiscal 2018.

(2)
Acquisition costs recorded during the period related to the recently completed SUPERVALU acquisition.

(3)
Represents unbudgeted pre-tax legal expense for litigation, legal and governance matters.

(4)
Represents the tax effect of adjustments, defined in (1) through (3) above, using the blended rate for the period.

(5)
Represents the earnings per share impact of a $21.7 million benefit related to the remeasurement of net deferred tax liabilities in the fiscal year and the overall reduction in the effective interest rate related to the new federal tax rates as a result of U.S. tax reform enacted in December 2017.

*
-Reflects rounding

VIEW MATERIALS & VOTE w SCAN TO UNITED NATURAL FOODS, INC. 313 IRON HORSE WAY PROVIDENCE, RI 02908 ATTN: MICHAEL ZECHMEISTER VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the Meeting date. Have your Notice regarding availability of Proxy Materials or proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/unfi2018 You may attend the Meeting on December 18, 2018 on the Internet at the website above and vote during the Meeting. Have available the information that is printed in the box marked by the arrow on the Notice regarding availability of Proxy Materials separately sent to you and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the Meeting date. Have your Notice regarding availability of Proxy Materials or proxy card in hand when you call and then follow the instructions. VOTE BY MAIL You can vote by mail by requesting a paper copy of the materials, which will include a pr oxy car d. Mark, sign and date your pr oxy car d and r etur n it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E52637-P14084 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. UNITED NATURAL FOODS, INC. The Board of Directors recommends you vote FOR each of the following nominees and FOR proposals 2 and 3: 1. Election of eight nominees as directors to serve until the 2019 annual meeting of stockholders. For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Eric F. Artz 1b. Ann Torre Bates 1c. Denise M. Clark 1d. Daphne J. Dufresne 1e. Michael S. Funk 1f. James P. Heffernan 1g. Peter A. Roy 1h. Steven L. Spinner For Against Abstain ! ! ! ! ! ! 2. Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 3, 2019. To approve, on an advisory basis, our executive compensation. 3. NOTE: Also includes authorization to vote on any other matters that may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and the 2018 Annual Report to Stockholders, which contains our Annual Report on Form 10-K, are available at www.proxyvote.com. E52638-P14084 UNITED NATURAL FOODS, INC. Annual Meeting of Stockholders December 18, 2018, 4:00 PM EST This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) each of Steven L. Spinner and Michael P. Zechmeister as proxies, each with the power to appoint his substitute, and hereby authorize(s) Steven L. Spinner and Michael P. Zechmeister to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of UNITED NATURAL FOODS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, December 18, 2018 at 4:00 PM eastern standard time on the internet through a virtual web conference at www.virtualshareholdermeeting.com/unfi2018. THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE EIGHT NOMINEES TO THE BOARD OF DIRECTORS, FOR EACH OF PROPOSALS 2 AND 3, AND, IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Continued and to be marked, signed and dated on reverse side